UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )
___________________

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12
PATTERSON-UTI ENERGY, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

10713 West Sam Houston Parkway North, Suite 800
Houston, Texas 77064
(281) 765-7100
April 10, 2025
Dear Stockholder:
We cordially invite you to attend Patterson-UTI Energy, Inc.’s annual stockholders’ meeting. The annual meeting will be held Thursday, June 5, 2025, at 9:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064.
We are pleased to take advantage of Securities and Exchange Commission rules that allow us to furnish proxy materials to our stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need quickly, while lowering our costs of printing and delivery and supporting our sustainability efforts. We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of our proxy materials. The notice contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.
Your vote is important to us. Whether or not you plan to attend the Annual Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.
Thank you for your support.
Sincerely,

CURTIS W. HUFF Chairman of the Board	WILLIAM ANDREW HENDRICKS, JR. President, Chief Executive Officer and Director

PATTERSON-UTI ENERGY, INC.
10713 West Sam Houston Parkway North, Suite 800
Houston, Texas 77064
___________________
NOTICE OF 2025 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 5, 2025
___________________
The 2025 annual meeting of the stockholders of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI”), will be held Thursday, June 5, 2025, at 9:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064 (the “Meeting”), for the following purposes:
•to elect eleven directors named in this proxy statement to the Board of Directors of Patterson-UTI to serve until the next annual meeting of the stockholders or until their respective successors are elected and qualified;
•to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2025;
•to approve, on an advisory basis, Patterson-UTI’s compensation of its named executive officers; and
•to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
Stockholders of record at the close of business on April 8, 2025 are entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof.
Your vote is important to us. Whether or not you plan to attend the Meeting in person, we urge you to promptly vote your shares by using the Internet or telephone, or if the accompanying proxy statement was mailed to you, by completing, signing, dating and returning your proxy card as soon as possible in the enclosed postage prepaid envelope.

By order of the Board of Directors

SETH D. WEXLER
Executive Vice President, General Counsel and Secretary
April 10, 2025
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to Be Held on June 5, 2025
The proxy statement and annual report to stockholders are available at www.proxyvote.com.

PATTERSON-UTI ENERGY, INC.
10713 West Sam Houston Parkway North, Suite 800
Houston, Texas 77064
______________________
PROXY STATEMENT
______________________
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 5, 2025

General Information About the Annual Meeting and Voting
The Board of Directors (the “Board” or “Board of Directors”) of Patterson-UTI Energy, Inc., a Delaware corporation (“Patterson-UTI” or the “Company”), is expected to make this proxy statement and its 2024 annual report available to you on the Internet or, upon your request to deliver printed versions of these materials to you by mail beginning on or about April 10, 2025. Patterson-UTI is furnishing this proxy statement in connection with the solicitation by the Board of Directors of proxies to be voted at the 2025 annual meeting of stockholders of Patterson-UTI (the “Meeting”). The Meeting will be held Thursday, June 5, 2025, at 9:00 a.m., Central Time, at our corporate headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064, or at any adjournment or postponement thereof.
The Notice of Internet Availability of Proxy Materials (the “Notice”) is expected to be mailed to each of Patterson-UTI’s stockholders (other than those who previously requested electronic delivery) entitled to vote at the Meeting on or about April 10, 2025.
Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), Patterson-UTI has elected to provide stockholders access to its proxy materials on the Internet. Accordingly, Patterson-UTI sent a Notice to all of its stockholders as of the record date. The Notice includes instructions on how to access Patterson-UTI’s proxy materials on the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.
Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will support our sustainability efforts. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate such election.
If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.
Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without attending the Meeting in person.
If you are a stockholder of record, you may vote by using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by completing, dating, signing and returning your proxy card by mail. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.
If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically using the Internet or telephone by following the instructions in the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction card provided by your brokerage firm, bank, broker-dealer, or other similar organization and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your brokerage firm, bank, broker-dealer, or similar organization as you have directed.

Properly submitted proxies received either by mail, Internet, telephone or in person in time to be counted for the Meeting will be voted as you have directed in your proxy, unless you revoke your proxy in the manner provided below. As to any matter for which you give no direction in your proxy, your shares will be voted as follows:
•“FOR” the election of all of the nominees to the Board of Directors named in this proxy statement;
•“FOR” the ratification of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Patterson-UTI for the fiscal year ending December 31, 2025;
•“FOR” the approval, on an advisory basis, of Patterson-UTI’s compensation of its named executive officers; and
•“FOR” or “AGAINST” any other proposals that may be properly submitted at the Meeting at the discretion of the persons named in the proxy.
If you are a stockholder of record, you may revoke your proxy before the proxy is voted by either:
•submitting a new proxy with a later date, including a proxy submitted using the Internet or telephone, in time to be counted for the Meeting;
•notifying the Secretary of Patterson-UTI in writing before the Meeting that you have revoked your proxy; or
•attending the Meeting and voting in person.
If your shares are held in street name, you must obtain a proxy executed in your favor from the stockholder of record (that is, your brokerage firm, bank, broker-dealer or similar organization) to be able to vote at the Meeting (see below).
The Board of Directors is making this solicitation. We have retained Georgeson LLC, 480 Washington Blvd., 26th Floor, Jersey City, New Jersey 07310, for a fee of approximately $9,500 and the reimbursement of out of pocket costs and expenses, to assist in the solicitation of proxies on behalf of the Board. Patterson-UTI’s officers and other employees, without compensation other than regular compensation, may also solicit proxies on behalf of the Board by mail, email, the Internet, telephone, electronic means and personal interview. Patterson-UTI will pay all costs associated with this solicitation.

Shares Outstanding and Voting Rights
Only stockholders of record of Patterson-UTI’s common stock, $0.01 par value per share (the “Common Stock”), at the close of business on April 8, 2025 are entitled to notice of and to vote at the Meeting or any adjournment or postponement thereof. At the close of business on April 8, 2025, there were 385,978,013 shares of Common Stock issued and outstanding. Holders of record of Common Stock on April 8, 2025 will be entitled to one vote per share on all matters to properly come before the Meeting. A list of stockholders entitled to notice of and to vote at the Meeting will be made available during regular business hours at the offices of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 for the ten day period ending on the day before the Meeting for examination by any stockholder for any purpose germane to the Meeting.
A quorum is necessary to transact business at the Meeting. A majority of the shares of Common Stock outstanding on April 8, 2025 will constitute a quorum. The shares held by each stockholder who attends the Meeting in person, signs and timely returns the form of proxy, or properly votes using the Internet or telephone will be counted for purposes of determining the presence of a quorum at the Meeting.
If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account in the manner provided in the voting instructions you received from that organization. Street name stockholders are also invited to attend the Meeting. However, because a street name stockholder is not the stockholder of record, you may not vote your shares at the Meeting unless you follow the procedures of your brokerage firm, bank, broker-dealer, or other similar organization for obtaining a legal proxy.
“Broker non-votes” and abstentions will be considered present at the Meeting for the purpose of determining a quorum. Broker non-votes occur when nominees, such as brokerage firms, banks, broker-dealers, or other similar organizations holding shares on behalf of the beneficial owners, are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions. If you do not give instructions to your bank, brokerage firm or other agent, the bank, brokerage firm or other agent does not have authority to vote on the applicable proposal except on “routine matters.” For these reasons, please promptly vote in accordance with the instructions provided by your brokerage firm, bank, broker-dealer, or other similar organization.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Under Delaware law and Patterson-UTI’s bylaws, the affirmative vote of a plurality of shares present in person or represented by proxy at the meeting at which a quorum is present is required for the election of directors.
The enclosed form of proxy provides a means for you to either:
•vote “For All” with respect to the election of the nominees to the Board of Directors listed below,
•withhold authority to vote for one or more of the nominees (i.e., "For All Except"), or
•withhold authority to vote for all of the nominees (i.e., "Withhold All").
The Board of Directors recommends that you vote “FOR” all of the nominees. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “For All” with respect to the election of all of the nominees to the Board of Directors. If any nominee should become unable or unwilling to accept the nomination or election, the person acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. The Board has no reason, however, to believe that any of the nominees will be unable or unwilling to serve if elected. As noted below, Leslie A. Beyer has been appointed to serve as Assistant Secretary of Land and Minerals Management at the U.S. Department of the Interior. If her appointment is confirmed by the U.S. Senate, Ms. Beyer may be required to resign from the Board. The Company will promptly announce any such resignation in accordance with the applicable rules of the SEC.
Because directors are elected by a plurality vote, shares as to which a stockholder withholds authority to vote and broker non-votes will not affect the outcome of the election, although a broker non-vote will be counted for purposes of establishing a quorum.
Our corporate governance guidelines require that if a director receives in an uncontested election a greater number of “withhold” votes than votes cast “for” his or her election, the Nominating and Corporate Governance Committee of the Board of Directors will undertake a prompt evaluation of the appropriateness of the director’s continued service on the Board of Directors. In performing this evaluation, the Nominating and Corporate Governance Committee will review all factors it deems relevant, including the stated reasons why votes were withheld, the director’s length of service, his or her past contributions to Patterson-UTI and the availability of other qualified candidates. The Nominating and Corporate Governance Committee will then make its recommendation to the Board. The Board of Directors will review the Nominating and Corporate Governance Committee’s recommendation and consider such further factors and information as it deems relevant. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following the date of the stockholders’ meeting. If the Board of Directors determines remedial action is appropriate, the director shall promptly take whatever action is requested by the Board. If the director does not promptly take the recommended remedial action or if the Board of Directors determines that immediate resignation is in the best interests of Patterson-UTI and its stockholders, the Board of Directors may accept the director’s resignation that will have been tendered as follows. Each director will, as a condition to his or her appointment or election as a director or nomination as a director, agree in writing to comply with the terms of Patterson-UTI’s majority voting policy and provide to the Board of Directors an irrevocable resignation that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which such director faces re-election and (ii) the Board of Directors’ acceptance of such resignation.
Set forth below is the name, age, position and a brief description of the business experience during at least the past five years of each of the nominees to Patterson-UTI’s Board of Directors, as well as specific qualifications, attributes and skills of such member that were identified by the Nominating and Corporate Governance Committee when such member was nominated to serve on the Board of Directors.

Each current member of Patterson-UTI’s Board of Directors is a nominee for election to the Board of Directors and was last elected at the 2024 annual meeting of stockholders. Other than the Governance Policy described below in “Consideration of Director Nominees and Governance Policy,” there are no arrangements or understandings between any person and any of the directors pursuant to which such director was selected as a nominee for election at the Meeting. There are no family relationships among any of the directors or executive officers of Patterson-UTI.

Name	Age	Position	Director Since
Curtis W. Huff	67	Chairman of the Board and Director	2001
Robert W. Drummond	64	Vice Chairman of the Board	2023
William A. Hendricks, Jr.	60	President and Chief Executive Officer and Director	2017
Leslie A. Beyer	49	Director	2023
Tiffany (TJ) Thom Cepak	52	Director	2014
Gary M. Halverson	66	Director	2023
Cesar Jaime	66	Director	2022
Janeen S. Judah	65	Director	2018
Amy H. Nelson	56	Director	2023
Julie J. Robertson	69	Director	2022
James C. Stewart	62	Director	2023
The following charts show a snapshot of the average tenure, age and gender diversity, of the eleven nominees for election to our Board of Directors.
The table below summarizes some of the skills and experience that the Board believes each director possesses and are relevant to such director’s Board and committee service. This summary is not intended to be an exhaustive list of each of our directors’ skills or contributions, and the lack of a checkmark for a particular item does not necessarily mean that the director does not possess that skill or experience.

	Beyer	Cepak	Drummond	Halverson	Hendricks	Huff	Jaime	Judah	Nelson	Robertson	Stewart
SKILLS AND EXPERIENCE
Accounting and Finance Understanding of finance and public company financial reporting		✓	✓	✓	✓	✓		✓	✓	✓	✓
Corporate Finance/Capital Markets Corporate finance, capital markets and/or merger and acquisition experience		✓	✓	✓	✓	✓			✓	✓	✓
Corporate Governance Corporate governance principles and process	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓
Environmental and Safety Safety and environmental regulations	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓
Global Management and/or work experience with businesses operating outside of the United States	✓		✓	✓	✓	✓	✓	✓		✓	✓
Human Resource Management Human resource management and/or work experience							✓	✓		✓
Independent Satisfies the independence requirements of Nasdaq and the Securities and Exchange Commission	✓	✓	✓	✓		✓	✓	✓	✓	✓	✓
Industry and Operations Operational and management experience in the oil and gas industry	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Leadership Business and strategic management experience from service in a leadership position, such as a CEO, COO, CFO or other senior leadership position of a significant operating unit	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓
Legal Background Practiced law and/or has law degree						✓		✓
Prior Board Experience Service on public company boards	✓	✓	✓			✓		✓	✓	✓	✓
Risk Oversight Understanding significant risks facing companies	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Technology Developing and investing in new technologies	✓		✓	✓	✓	✓	✓	✓		✓	✓

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of Patterson-UTI’s business and structure, the Nominating and Corporate Governance Committee and the Board of Directors focused primarily on the information discussed in each of the directors’ individual biographies set forth below.

Curtis W. Huff — Mr. Huff has served as Chairman of the Board of Patterson-UTI since June 2020, as a director of Patterson-UTI since May 2001 and served as a director of UTI Energy Corp. (“UTI”) from 1997 to May 2001. Mr. Huff is owner and Chairman of Freebird Partners, a private investment firm created in 2002 that is focused on oilfield service companies and technology. Mr. Huff co-founded Intervale Capital, an oilfield service private equity firm, in 2006 and served as a Managing Director from 2006 to 2012, when he sold his interest in the firm. Mr. Huff also serves as Chairman of Impact Fluid Solutions LP, which provides drilling and production solutions for oil and gas operators and fluid companies. Mr. Huff also serves as a director at various of Freebird’s private portfolio companies. Mr. Huff served as the President and Chief Executive Officer of Grant Prideco, Inc., a provider of drill pipe and other drill stem products, from February 2001 to June 2002. From January 2000 to February 2001, Mr. Huff served as Executive Vice President, Chief Financial Officer and General Counsel of Weatherford International, Inc., one of the world’s largest international oilfield services companies. He served as Senior Vice President and General Counsel of Weatherford from May 1998 to January 2000. Mr. Huff began his professional career in 1983 with the law firm of Norton Rose Fulbright US LLP where he specialized in corporate, securities and merger and acquisition matters. Mr. Huff was made a partner in that firm in 1989 where he served until 1998 when he joined Weatherford. Mr. Huff holds a Bachelor of Arts degree and J.D. from the University of New Mexico, where he graduated as a member of the Order of the Coif and cum laude, and a Masters of Law from New York University School of Law. Mr. Huff is a past Chairman of the Board of Directors of the University of St. Thomas in Houston, Texas and is actively involved with various charities, including the Houston Food Bank.
The Board of Directors considered Mr. Huff’s background as an executive of publicly traded oilfield services companies and as an owner and manager of a private investment firm focused on the oilfield service industry. The Board noted his knowledge and experience in a broad range of oilfield products and services and his current and historical experience in managing operations in both the United States and internationally. The Board also considered Mr. Huff’s expertise and background with regard to accounting and legal matters, which, among other things, provides guidance to Patterson-UTI in assessing its corporate governance structure, policies and procedures.

Robert W. Drummond — Mr. Drummond has served as Vice Chairman of the Board and a director of Patterson-UTI since September 2023. Mr. Drummond served as a member of the board of directors of NexTier Oilfield Solutions Inc. (“NexTier”), an oilfield service company that merged with the Company in September 2023, from August 2018 to September 2023. He joined NexTier in August 2018 as Chief Executive Officer and was elected as President in October 2019, which position he held until September 2023. Prior to joining NexTier, Mr. Drummond served as the President & Chief Executive Officer of Key Energy Services, Inc. and served for more than 30 years at Schlumberger Limited in various executive positions. Mr. Drummond has served as a director of Expro Group Holdings N.V. (“Expro”) since May 2017, and as Chairman of the Board of Expro since May 2024. He has previously served on the board of directors of the National Ocean Industries Association, the Houston Offshore Energy Center, the Greater Houston Partnership, the API Upstream Committee, and as an Advisory Board Member of the University of Houston Global Energy Management Institute. Mr. Drummond attained his B.S. in Mineral/Petroleum Engineering from the University of Alabama.
The Board of Directors considered Mr. Drummond’s more than 30 years of leadership experience in the oil and gas industry, including his service as Chief Executive Officer and President of multiple oilfield service companies. The Board also considered Mr. Drummond’s experience in leading NexTier preceding its merger with Patterson-UTI, and the benefits to the Board from having Mr. Drummond’s institutional knowledge as a resource for the Board following the merger. In addition, the Board noted his extensive experience serving or previously serving on public company boards and on the board of directors of a variety of industry organizations.

William Andrew Hendricks, Jr. —Mr. Hendricks has served as President and Chief Executive Officer of Patterson-UTI since October 2012 and as a director of Patterson-UTI since June 2017. From April 2012 through September 2012, he served as Chief Operating Officer of Patterson-UTI. Prior to Patterson-UTI, Mr. Hendricks worked in a number of positions at Schlumberger for 24 years, where he last served as a drilling division President, having lived and worked around the world in the energy industry, offshore and onshore, and conducting business at times in Spanish and French. As CEO at Patterson-UTI, he has focused on transformation through investments in people and technology, growth through strategic acquisitions, improving recruiting and leadership development and also enhancing the company’s sustainability and ESG position. Mr. Hendricks attended Texas A&M University, receiving a Bachelor of Science degree in Petroleum Engineering, and then began his career working on an offshore drilling rig in the Gulf of Mexico for Ocean Drilling & Exploration Company (currently Diamond Offshore). Mr. Hendricks is a past Chairman of the International Association of Drilling Contractors, IADC Contractor of the Year in 2021, a member of the Society of Petroleum Engineers, an energy contributor on CNBC and has testified on energy matters with the U.S. Senate Committee on Energy and Natural Resources in Washington D.C.
The Board of Directors considered Mr. Hendricks’ more than 30 years of combined operational and managerial experience in the oil and gas industry. In addition, the Board noted his nearly 12 years of service as Patterson-UTI’s President and Chief Executive Officer and nearly 10 years of service in numerous executive positions with Schlumberger Limited, a global provider of oilfield services, including nearly two years as President of Schlumberger Drilling & Measurements. The Board further considered Mr. Hendricks’ significant experience with evaluating the drivers for macro trends in the oil and gas industry, as well as managing the cyclical nature of the oil and gas service business, which allows Mr. Hendricks to provide valuable input into the development and implementation of Patterson-UTI’s corporate strategy. In addition, the Board noted that Mr. Hendricks’ operational experience brings valuable knowledge to the oversight of achieving safe and efficient operations. The Board also considered Mr. Hendricks’ significant experience working in numerous worldwide locations, which allows him to provide valuable counsel regarding possible expansion into new international markets.

Leslie A. Beyer — Ms. Beyer has served as a director of Patterson-UTI since September 2023. Ms. Beyer served as a member of NexTier’s board of directors from February 2023 to September 2023. Ms. Beyer has served as a director of Forum Energy Technologies since December 2023. In February 2025, Ms. Beyer was appointed, pending confirmation by the U.S. Senate, to serve as Assistant Secretary of Land and Minerals Management at the U.S. Department of the Interior. Ms. Beyer served as the Chief Executive Officer of the Energy Workforce & Technology Council (“EWTC”) from 2014 to 2023, the largest global energy technology and services association. She is a frequent speaker on issues facing the energy industry including the global energy market, regulatory environment and ESG best practices. Ms. Beyer has been an advocate for the energy services sector testifying before Congress and frequently appearing on national media outlets. She also serves on the Advisory Board of the Energy Advisory firm Veriten. Before joining EWTC, her career highlights include 15 years in Washington, D.C. serving in policy and public affairs roles in the U.S. Senate, multiple presidential campaigns, The White House – Executive Office of the President, U.S. State Department and U.S. Department of Housing and Urban Development. After government service, Ms. Beyer began a career in advocacy as Director, Member and Board Relations with the National Association of Manufacturers. Ms. Beyer holds a bachelor’s degree of arts in Latin American Studies from The University of Texas at Austin.
The Board of Directors considered Ms. Beyer’s leadership and advocacy for responsible operations in the energy sector and extensive experience supporting the energy services sector, and the depth and perspective that such experience would bring to the Board. The Board also noted Ms. Beyer’s leadership as Chief Executive Officer of the Energy Workforce & Technology Council and her deep understanding of regulatory and environmental issues, which allows her to provide Patterson-UTI with valuable insight into industry issues.

Tiffany (TJ) Thom Cepak — Ms. Cepak has served as a director of Patterson-UTI since August 2014. Ms. Cepak has served as a director of Baytex Energy Corp., an upstream oil and gas company, since June 2023, as a director of California Resources Corporation, an upstream oil and gas company, since October 2020 (and as chair since April 2021). Ms. Cepak served as a director of EnLink Midstream, LLC, a midstream company, from December 2021 until its acquisition by ONEOK, Inc. in January 2025 and as a director of Ranger Oil Corporation, an upstream oil and gas company, from September 2019 until its acquisition by Baytex in 2023. Ms. Cepak served as the Chief Financial Officer of Energy XXI Gulf Coast, Inc., an upstream oil and gas company, from August 2017 to October 2018. Ms. Cepak served as the Chief Financial Officer of KLR Energy (and, subsequent to its business combination, Rosehill Resources Inc., an upstream oil and gas company) from January 2015 to June 2017. Ms. Cepak served as a director of Yates Petroleum Corporation, a privately owned, independent oil and gas exploration and production company, from October 2015 to October 2016. Ms. Cepak served four years as the Chief Financial Officer of EPL Oil & Gas, Inc., and was further appointed Executive Vice President in January 2014, and she served in those roles until June 2014, when EPL was sold. Ms. Cepak began her career with EPL as a Senior Asset Management Engineer, a position she held until she was appointed Director of Corporate Reserves in September 2001. Ms. Cepak was named EPL’s Director of Investor Relations in April 2006 and Vice President, Treasurer and Investor Relations in July 2008. In July 2009, Ms. Cepak was designated as EPL’s Principal Financial Officer and, in September 2009, she was appointed Senior Vice President. Ms. Cepak has more than 25 years of energy industry experience and prior to joining EPL, she was a Senior Reservoir Engineer with Exxon Production Company and ExxonMobil Company with operational roles including reservoir engineering and subsurface completion engineering for numerous offshore Gulf of Mexico properties. Ms. Cepak holds a B.S. in Engineering from the University of Illinois and a Masters of Business Administration in Management with a concentration in Finance from Tulane University.
The Board of Directors considered Ms. Cepak’s more than 25 years of operational and financial experience in the energy industry. The Board noted her service in various operational roles, including as a reservoir engineer for a major oil and gas exploration and production company. The Board also noted Ms. Cepak’s executive management experience, including as chief financial officer of a publicly traded independent oil and gas exploration and production company, which allows her to provide Patterson-UTI with valuable insight on financial and strategic matters. The Board also considered Ms. Cepak’s diversity of perspective, which is exemplified by her recognition in 2018 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

Gary M. Halverson — Mr. Halverson has served as a director of Patterson-UTI since September 2023. Mr. Halverson served as a member of NexTier’s board of directors from September 2016 to September 2023. In 2016, Mr. Halverson became a Senior Advisor at First Reserve, a private equity firm that focuses on energy investments, and a Partner at 360 Development Partners, a commercial real estate firm. Mr. Halverson was formerly Group President of Drilling and Production Systems and Senior Vice President at Cameron International Corporation from 2014 to 2016 prior to its sale to Schlumberger in 2016. He has over 38 years of industry experience with Cameron, where he worked in various leadership roles across the U.S., Latin America and Asia. Mr. Halverson currently serves as a director on the board of the General Committee of Special Programs of the American Petroleum Institute, as a director on the board of the Well Control Institute, as a director on the board of FlexSteel Pipeline Technologies, Inc. and was the U.S. delegate to the World Petroleum Congress. Mr. Halverson previously served as Chairman of the Board of Directors of the Petroleum Equipment Suppliers Association.
The Board of Directors considered Mr. Halverson’s over 40 years of leadership and operational experience in the energy industry. The Board also noted Mr. Halverson’s extensive financial and investment experience, including as a senior advisor of an energy-focused private equity firm, which brings a valuable financial and strategic perspective to the Board. The Board also noted Mr. Halverson’s continued involvement in a variety of industry organizations, which brings a wide knowledge of industry perspectives to the Board.

Cesar Jaime — Mr. Jaime has served as a director of Patterson-UTI since April 2022. Mr. Jaime previously served on the board of Summum Group Ltd, a provider of well servicing and oil and gas engineering and construction in Colombia, Mexico and Peru, from 2014 to 2022. Mr. Jaime previously served on the board of LAREIF, a renewable energy developer in Colombia, from 2014 to 2019. Mr. Jaime served in various management positions at Schlumberger between 1981 and 2010, including serving as President of Schlumberger’s Latin America business from 2008 to 2010. Mr. Jaime has served on the board of Alliance Schlumberger, a non-profit organization grouping former Schlumberger engineers, since 2019. Mr. Jaime holds a Bachelor of Science degree in electrical engineering from Pontificia Universidad Javeriana in Bogotá, Colombia.
The Board of Directors considered Mr. Jaime’s 30 years of experience in international oilfield services in Latin America, Europe and Africa for Schlumberger, including serving as President of Latin American operations. The Board also noted his international operations background in light of the Company’s drilling operations in Colombia and recent acquisition of Ulterra, which operates in many countries across the world. The Board also considered the breadth of his experience including in key management roles in operations, sales and human resource management.

Janeen S. Judah — Ms. Judah has served as a director of Patterson-UTI since April 2018. Ms. Judah has served as a director for privately held Aethon Energy III, LLC, an upstream oil and gas investment firm, since June 2019, and as a member of the University Lands Advisory Board since August 2020. Ms. Judah served as a director of the general partner of Crestwood Equity Partners LP, a midstream company, from November 2018 to November 2023, when Crestwood was acquired by Energy Transfer. Ms. Judah served as a director of Jagged Peak Energy Inc., an upstream oil and gas company, from April 2019 to January 2020, when Jagged Peak was acquired by Parsley Energy. Ms. Judah served as the President of the Society of Petroleum Engineers from September 2016 to October 2017 while on secondment from Chevron, and as a member of the Board of Directors of the Society of Petroleum Engineers from 2003 to 2006 and from 2012 to 2018. Ms. Judah held numerous leadership positions at Chevron, including general manager for Chevron’s Southern Africa business unit from August 2010 to September 2016, president of Chevron Environmental Management Company from August 2007 to August 2010 and general manager of reservoir and production engineering for Chevron Energy Technology Company from June 2004 to August 2007. Before joining Chevron in 1998, she held various upstream petroleum engineering positions for Texaco and Arco, starting in Midland in 1981. Ms. Judah holds Bachelor of Science and Masters of Science degrees in petroleum engineering from Texas A&M University, a Masters of Business Administration from the University of Texas of the Permian Basin and a Juris Doctorate from the University of Houston Law Center. Ms. Judah is a registered professional Engineer in Texas, currently serves on both the Texas A&M and University of Houston College of Engineering Advisory Councils, and has been a member of the Texas A&M Petroleum Engineering Industry Board since 1996.
The Board of Directors considered Ms. Judah’s more than 35 years of operational, managerial and environmental experience in the oil and gas industry. The Board noted her experience derived from oil and gas industry positions held involving significant operational and management responsibilities, including positions with Chevron and upstream petroleum engineering positions. The Board also noted Ms. Judah’s extensive international experience, including most recently as general manager for Chevron’s Southern Africa business unit, which allows her to provide Patterson-UTI with valuable insight on international and strategic matters. The Board also considered Ms. Judah’s service as the President of the Society of Petroleum Engineers from 2017 to 2018, as well as her diversity of perspective, which is exemplified by her recognition in 2018 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

Amy H. Nelson — Ms. Nelson has served as a director of Patterson-UTI since September 2023. Ms. Nelson served as a member of NexTier’s board of directors from October 2019 to September 2023. She is also the president of Greenridge Advisors, LLC, which she founded in 2007 as an energy services and equipment consulting firm focused on the development, execution, and financing of corporate and product line strategies. Ms. Nelson advises her clients on strategy development, capital allocation, acquisition evaluation and infrastructure development. Her clients span a broad range of oilfield service, product and geographic markets. She also joined the Helix Energy Solutions Group, Inc. board of directors and its audit committee in July of 2019, and in May of 2020 began serving as the chair of the audit committee. Ms. Nelson served as a member of APA Corporation's board of directors from February 2014 until May 2024. Ms. Nelson began her career at Amoco Production Company in a variety of engineering, project management and planning roles. From 2000 to 2007, Ms. Nelson served as a vice president of SCF Partners, an oilfield service and equipment-focused private equity firm, where she concentrated on investment strategy, investment execution and portfolio company management. During her tenure at SCF Partners and Greenridge Advisors, Ms. Nelson has served on the board of directors of several private companies. Ms. Nelson has devoted her career to serving companies in the oil and gas industry.
The Board of Directors considered Ms. Nelson’s extensive oilfield service experience through her founding and leadership of an energy services and equipment consulting firm, as well as her financial and strategic experience gained through her service at an oilfield service and equipment-focused private equity firm. The Board also considered Ms. Nelson’s extensive board of directors experience as a result of currently serving or previously serving on public company boards and a variety of private company boards, bringing valuable corporate governance, sustainability and oversight experience to the Board.

Julie J. Robertson — Ms. Robertson has served as a director of Patterson-UTI since April 2022. Ms. Robertson has served as a director of EOG Resources, Inc., an upstream oil and gas company, since January 2019, and as a director of Seadrill Limited, an offshore drilling contractor, since November 2021. Ms. Robertson served as a director of Superior Energy Services, Inc., an oilfield services company, from February 2021 until March 2025. Ms. Robertson served in the role of Executive Chairman of Noble Corporation plc (“Noble”), an offshore drilling contractor, from May 2020 until her retirement from Noble in February 2021. Previously, Ms. Robertson served as Chairman of the Board, President and Chief Executive Officer of Noble from January 2018 until May 2020. Ms. Robertson previously served in various other management roles for Noble and its subsidiaries, including (i) Executive Vice President from 2006 to January 2018, (ii) Senior Vice President — Administration from 2001 to 2006 and (iii) Vice President — Administration from 1996 to 2001. Ms. Robertson also served continuously as Corporate Secretary of Noble from 1993 until assuming the Chairman’s role in 2018. Ms. Robertson joined a predecessor subsidiary of Noble in 1979. Ms. Robertson holds a Bachelor of Journalism degree from the University of Texas at Austin and successfully completed the Harvard Business School Advanced Management Program in 1998.
The Board of Directors considered Ms. Robertson’s more than 40 years of operational, managerial, administrative and human resource experience at a leading global offshore drilling contractor, including as the Executive Chair and as the Chair of the Board, President and Chief Executive Officer. The Board noted Ms. Robertson’s extensive international experience, including working in over 45 countries, her experience in mergers and acquisitions and her experience in global compliance and risk mitigation, executive compensation, governance and sustainability matters and supply chain management. Ms. Robertson also has extensive board of directors experience as a result of currently serving or previously serving on four public company boards. The Board also considered Ms. Robertson’s recognition as 2013 Drilling Contractor of the Year by the International Association of Drilling Contractors, and her recognition in 2020 as one of Oil and Gas Investor’s 25 Influential Women in Energy.

James C. Stewart— Mr. Stewart has served as a director of Patterson-UTI since September 2023. Mr. Stewart served as a member of Keane’s and, subsequently, NexTier’s board of directors from March 2011 to September 2023. He joined Keane (predecessor to NexTier) in March 2011 as Chairman and Chief Executive Officer and served as Executive Chairman from August 2018 to October 2019. Mr. Stewart has served as Chief Executive Officer of One X, a provider of flowback, production and sand management, and pressure control equipment rentals and associated services, since October 2023. Prior to joining Keane, from 2007 to 2009, he served as the President and Chief Executive Officer of a privately held international drilling company. From 2006 to 2007, Mr. Stewart served as Vice President of Integrated Drilling Services for Weatherford International plc, based in London and Dubai, where he created and managed a global business unit that included a 50-rig international land contract drilling group and a global project management team. Mr. Stewart began his career with Schlumberger Limited, where he held senior leadership positions across the globe over the span of 22 years.
The Board considered Mr. Stewart’s more than 30 years of leadership experience in the oilfield services industry, including his service as former Chief Executive Officer of NexTier and of another oilfield service company. The Board also considered his extensive international experience and management of global business and project management teams, which brings perspective to the Board and allows him to provide Patterson-UTI with valuable insight on international and strategic matters.

Board Leadership Structure and Independent Chairman
The Board evaluates its leadership structure on an ongoing basis. The decision on whether to combine or separate the Chairman and Chief Executive Officer (“CEO”) role is determined on the basis of what the Board considers to be best for Patterson-UTI at any given point in time. Patterson-UTI’s current Board leadership structure separates the role of Chairman and CEO, and our Chairman is an independent director. In addition to having an independent Chairman, the Board has an independent Vice Chairman who works with the independent Chairman to provide independent oversight and leadership of the Board.
The independent directors meet regularly in executive sessions at which only independent directors are present, and the Chairman chairs those sessions. The Chairman serves as a liaison between the independent directors and any employee directors, consults with regard to Board and agenda items, and works with the chairpersons of Board committees as appropriate. The Chairman also participates from time to time in meetings with large stockholders.
The Nominating and Corporate Governance Committee and the Board currently believe that the Board’s leadership structure, which includes the separation of the role of CEO and Chairman, is appropriate because it, among other things, provides for sufficient independence between the Board and management and for an independent director who provides board member leadership.

Board Role in Risk Oversight
The Board has adopted Corporate Governance Guidelines, which can be accessed electronically in the “Governance” section of Patterson-UTI’s website at www.patenergy.com. The Guidelines describe one of the Board’s primary responsibilities as overseeing Patterson-UTI’s processes for assessing and managing risks. The Board delegates to its committees responsibility for overseeing certain types of risk, as reflected in the chart below, and the committees in turn report regularly to the Board on their respective areas of oversight.

Board of Directors
•The Board oversees assessment of major risks facing the Company and, to the extent the Board deems it appropriate, evaluates options for their mitigation. The risks that the Board routinely oversees, either directly or by delegating to a committee, include those related to safety, operations, financial matters, strategy, technology, competition, legal and regulatory matters, and sustainability matters, including climate change-related matters.
•The Board and its committees discharge their oversight responsibility, in part, through regular inquiries from the Chairman of the Board and other directors to senior management, regular discussions during Board and committee meetings of general and specific risks to Patterson-UTI, and periodic communications with senior management regarding particular risks and events.
•The Board oversees risk management by our senior management team, in part, by reviewing and evaluating major financial objectives, critical strategies, and long-term plans, including major allocations of capital, significant proposed business acquisitions and divestitures, safety and operating performance, sustainability performance, and stockholder returns.

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Sustainability Committee
•Financial statements and internal controls
•Independent auditors and internal audit function
•Financial reporting process
•Legal and ethics compliance programs
•Sustainability disclosures in SEC reports and financial statements
•Cybersecurity
•Compensation policies and related risks •Compensation of executive officers, including KPIs •Incentive compensation plan administration •CD&A and report in proxy statement
•Corporate governance guidelines and code of business conduct
•Review of board performance
•Recommendation of director nominees and committee composition
•Executive succession planning
•Assistance with governance-related sustainability issues, including climate-related risks and opportunities

•Sustainability risks and opportunities, including climate-change related matters
•Sustainability report and related disclosure issues
•Sustainability-related strategy, policies and practices
•Health, safety and environmental protection policies; related risks
•Human and workplace rights and policies, including diversity and inclusion policies and human capital management

Senior Management
Day-to-day responsibility for:
•Identifying corporate risks, including climate-related risks and opportunities
•Assessing the potential level of impact to the business from such risks
•Implementing appropriate risk management strategies, including integrating consideration of risk and risk management into business decision-making
•Reviewing the effectiveness of our risk management efforts

Management's Role in Risk Management
Our senior management identifies risks and opportunities through discussions with employees and other stakeholders, including customers, investors, trade associations and industry groups; engagement with environmental, social and governance (ESG) groups; and our own business risk assessments, as well as regular monitoring of legal, regulatory and policy changes with the potential to affect the industry as well as our company specifically. We believe that climate risks are inherently business risks, and our assessment of these climate-related transition and physical risks is integrated into our business risk assessment process.
Our senior management and representatives from our business units regularly communicate with the Board on risk management matters. Senior management conducts regular risk assessments to identify risks that have the potential to significantly affect our business over the short-, medium- and longer term and reviews with the Board risk mitigation and oversight measures, including prioritization of risk management and allocation of responsibility within the Company for the management of a particular risk.

Meetings and Committees of the Board of Directors; Director Independence

Meetings
The Board of Directors met nine times during the year ended December 31, 2024. Each then-serving director attended, in person or by telephone, at least 75% of the aggregate of all meetings held by the Board and meetings of each committee on which such director served. Although Patterson-UTI does not have a formal policy regarding attendance by members of the Board at its annual meetings of stockholders, directors are invited to attend annual meetings of Patterson-UTI stockholders. All but two of our directors attended the 2024 annual meeting of stockholders either in person or by telephone.

Director Independence
A majority of the members of the Board of Directors are independent within the meaning of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. Specifically, the Board has determined that Messrs. Drummond, Halverson, Huff, Jaime and Stewart and Mses. Beyer, Cepak, Judah, Nelson and Robertson are independent within the meaning of the Nasdaq listing standards. In making its independence determinations, the Board considered transactions occurring since the beginning of 2024 between Patterson-UTI and entities associated with the independent directors or their immediate family members. The Board considered that since October 2023, Mr. Stewart has been employed by an organization that does business in the ordinary course with a subsidiary of Patterson-UTI. The amount received by Patterson-UTI or such other organization in each of the last three fiscal years did not exceed the greater of $200,000 or 1% of either Patterson-UTI’s or such organization’s consolidated gross revenues.

Committees of the Board of Directors
The Board of Directors has established five standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Sustainability Committee. The Board of Directors has adopted a written charter for the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Sustainability Committee.

Executive Committee
Current Composition: Messrs. Huff (chair), Drummond and Hendricks Number of Meetings during 2024: None	The Executive Committee has the authority, to the extent permitted by applicable law, to act for the Board in all matters arising between regular or special meetings of the Board of Directors.

Audit Committee
Current Composition: Mses. Cepak (chair), Judah and Robertson, and Messrs. Halverson, Jaime and Stewart Number of Meetings during 2024: Five
Primary oversight and responsibilities:
•oversee management’s execution of Patterson-UTI’s accounting and financial reporting process, including review of the financial reports and other financial information provided by Patterson-UTI to the public and government and regulatory bodies
•review system of internal accounting, financial controls, and the annual independent audit of Patterson-UTI’s financial statements
•review system of internal control over financial reporting
•review cybersecurity risks with management
•oversee compliance with Patterson-UTI’s codes of conduct and ethics and with legal and regulatory requirements
•select the independent registered public accounting firm to audit Patterson-UTI's books and records
•consider and act upon accounting matters as they arise

Each member is independent within the meaning of applicable rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and within the meaning of the Nasdaq listing standards. The Board has determined that Ms. Cepak is an “audit committee financial expert” within the meaning of applicable SEC rules.
Please see “Audit Committee Report” elsewhere in this proxy statement.

Compensation Committee
Current Composition: Messrs. Halverson (chair) and Huff and Mses. Cepak and Nelson Number of Meetings during 2024: Eight
Primary oversight and responsibilities:
•set and administer the policies that govern the compensation of executive officers of Patterson-UTI
•periodically review director compensation and recommend changes, as appropriate, to the Board of Directors for approval

Each member is independent as defined in the Nasdaq listing standards.
Please see “Compensation Discussion and Analysis” and “Compensation Committee Report” elsewhere in this proxy statement for further information about the Compensation Committee.

Nominating and Corporate Governance Committee
Current Composition: Mses. Robertson (chair) and Beyer and Messrs. Huff and Stewart Number of Meetings during 2024: Two
Primary oversight and responsibilities:
•identify individuals qualified to become Board members
•recommend for selection by the Board director nominees for the annual meetings of stockholders
•recommend nominees for Board committees
•review succession planning for executive officers of the Company
•review Patterson-UTI’s Code of Business Conduct and Corporate Governance Guidelines
•develop and make recommendations with respect to the best corporate governance principles
•oversee the annual review of the Board and management
•assist the Board’s Sustainability Committee in its oversight of governance-related sustainability issues, including climate-related risks and opportunities

Each member is independent as defined in the Nasdaq listing standards.

Sustainability Committee
Current Composition: Mses. Nelson (chair), Beyer and Judah and Messrs. Drummond, Jaime and Stewart Number of Meetings during 2024: Five
Primary oversight and responsibilities:
•review significant policies and performance and provide guidance on matters relating to sustainability
•oversee and monitor the Company’s vision and values relating to sustainability
•advise the Board and management on significant public issues related to sustainability matters
•assist management in setting strategy, establishing goals and integrating sustainability into strategic and tactical business activities across the Company to create long-term stockholder value
•review and recommend to the Board for approval any sustainability reporting to the public or governmental agencies

Each member is independent as defined in the Nasdaq listing standards.

Consideration of Director Nominees and Governance Policy
On behalf of the Board, the Nominating and Corporate Governance Committee considers director nominees recommended by Patterson-UTI’s stockholders if the recommendations are made in accordance with all legal requirements, including applicable provisions of Patterson-UTI’s restated certificate of incorporation and bylaws. A stockholder’s notice to the Secretary of Patterson-UTI shall contain certain information specified in Patterson-UTI’s bylaws regarding the stockholder and the proposed nominee. See “Other Matters—Stockholder Proposals for 2026 Annual Meeting” and Article I, Section 8 and Article I, Section 11 of Patterson-UTI’s bylaws.
The number of directors may be fixed or changed by amendment of Patterson-UTI's bylaws or by resolution of the Board. The Board assesses periodically, in connection with director refreshment and other considerations, whether a larger or smaller number of directors would be preferable.
The Nominating and Corporate Governance Committee determines qualification criteria and procedures for the identification and recruitment of candidates for election to serve as directors of Patterson-UTI. The Nominating and Corporate Governance Committee relies on the knowledge and relationships of Patterson-UTI and its officers and directors, as well as third parties when it deems appropriate, to identify and evaluate nominees for director, including nominees recommended by stockholders (which are evaluated in the same manner as nominees identified by other sources). In evaluating a nominee for director, the Nominating and Corporate Governance Committee considers the nominee’s skills, expertise, industry and other knowledge, personal and professional ethics, integrity and values, sound business judgment and willingness to commit sufficient time to the Board and be committed to representing the long-term interests of Patterson-UTI’s stockholders. The Nominating and Corporate Governance Committee also reviews the individual performance and qualifications of each director who wishes to be considered for nomination to the Board. Although the Nominating and Corporate Governance Committee does not have a stand-alone policy with regard to consideration of diversity in identifying director nominees, it is required, in accordance with our Corporate Governance Guidelines, to consider diversity in professional background, experience, expertise (including as to financial matters) and perspective (including as to age, gender and ethnicity) with respect to the Board of Directors composition as a whole when evaluating a director nominee. The Board assesses its effectiveness in this regard as part of the annual board and director evaluation process.
In connection with the closing of the NexTier merger in September 2023, the Board adopted a Governance Policy that sets forth certain requirements on the Board and its composition for a period of two years following completion of the NexTier merger. The Governance Policy provides that, at each of the 2024 and 2025 annual meetings of stockholders, the Patterson-UTI Board will re-nominate each Patterson-UTI and NexTier designee then serving on the Patterson-UTI Board for re-election by stockholders, subject to certain exceptions. In addition, until September 1, 2025, (i) the Nominating and Corporate Governance Committee will have an equal number of Patterson-UTI and NexTier designees, (ii) all other committees will have at least one NexTier designee, such that the membership of all the committees (excluding the Executive Committee) of the Patterson-UTI Board, taken as a whole, will have an equal number of Patterson-UTI and NexTier designees and (iii) the Executive Committee will consist of the Chairman, Vice Chairman and Chief Executive Officer. Mses. Cepak, Judah and Robertson and Messrs. Huff, Hendricks and Jaime are the current Patterson-UTI designees, and Mses. Nelson and Beyer and Messrs. Drummond, Halverson and Stewart are the current NexTier designees.

Board and Director Performance Assessments
The Nominating and Corporate Governance Committee annually reviews and evaluates the performance of the Board, each Committee of the Board, and each director in order to improve the effectiveness of the Board and each Committee of the Board. The Committee assesses the contributions of the Board as a whole and each of its Committees and identifies areas in which improvements may be made. The results of the evaluations are reviewed and discussed with the Board and its Committees, and recommendations are made, as appropriate, to the Board and its Committees.
The Nominating and Corporate Governance Committee also annually reviews the individual performance and qualifications of each director who wishes to be considered for nomination for reelection to the Board.

Continuing Education
Continuing education helps our directors strengthen their skills, deepen their understanding of our business and operations and stay current with emerging issues that affect our business, governance and compensation practices. It also helps directors keep abreast of governance developments and requirements and understand the issues we face in the context of our business. To further these goals, our Board’s continuing director education policy requires directors to participate in continuing education programs and reimburses directors for expenses incurred in connection with such education programs.

Succession Planning
The Board of Directors oversees processes and procedures to provide continuity of well-qualified executive leadership and to assess whether such leadership possesses the skill and talent to execute Patterson-UTI’s long-term business strategies. The Board of Directors reviews succession planning for the Chief Executive Officer and the senior executives tailored to reflect the Board’s standards for executive leadership and Patterson-UTI’s business strategy and vision. The succession planning addresses (i) both current and long-term needs of Patterson-UTI and establishes a process for identifying and assessing potential internal candidates; (ii) periodic review and assessment of readiness; (iii) contingency planning for temporary absences of the Chief Executive Officer due to disability or other unexpected event; and (iv) long-term continuity planning for succession to the Chief Executive Officer position.

Political Contributions
Patterson-UTI has a policy prohibiting the contribution of company funds to political parties or organizations or to candidates for any public office or to influence the general public, or segments thereof, with respect to public elections or referenda. Patterson-UTI participates in certain trade organizations with purposes that include enhancement of the public image of our industry, education about the industry and issues that affect the industry and industry best practices and standards. Many of the trade organizations also engage in legislative or political activity related to matters that affect the industry as a whole and not a specific company. Patterson-UTI, as one of many members in various trade associations, does not direct the legislative activities of any trade organization of which it is a member.

Sustainability
We encourage you to review our latest sustainability report for information regarding our sustainability programs and initiatives. A copy of Patterson-UTI’s sustainability report can be accessed electronically in the “Sustainability” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests it from the Secretary of Patterson-UTI. Nothing on our website, including our sustainability report or sections thereof, shall be deemed incorporated by reference into this proxy statement or other filings that we make with the SEC. Our ESG goals are aspirational and may change. Statements regarding our goals are not guarantees or promises that they will be met.
Patterson-UTI’s Code of Business Conduct and Ethics and Equal Employment Opportunity and Anti-Harassment Policy prohibit discrimination or harassment of any type and afford equal employment opportunities to all employees and applicants, without regard to age, race, sex, color, religion, national origin, disability, marital status, covered veteran status, genetic information, sexual orientation, gender identity or any other characteristic protected under state, federal or local law. Each employee is expected to demonstrate a shared commitment to Patterson-UTI’s values regarding diversity and inclusion, as well as mutual respect for all co-workers, vendors, customers, third parties, and business partners.

Communication with the Board and its Independent Members
Persons may communicate with the Board, or directly with its Chairman, Mr. Huff, by submitting such communication in writing in care of Chairman of the Board of Directors, Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Persons may communicate with the independent members of the Board by submitting such communication in writing to the Nominating and Corporate Governance Committee of the Board of Directors of Patterson-UTI Energy, Inc., 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Insider Trading Policy
Patterson-UTI has adopted an Insider Trading Compliance Policy and Insider Trading Compliance Memorandum that set forth policies and procedures governing the purchase, sale, and other transactions in Company securities by directors, officers, employees and consultants, and persons related to directors, officers, employees and consultants. These policies and procedures, as well as procedures that the Company follows, are reasonably designed to promote compliance with insider trading laws, rules, and regulations and applicable listing standards. A copy of the Insider Trading Compliance Policy and Insider Trading Compliance Memorandum were filed as Exhibit 19.1 and 19.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Corporate Governance Documents Available on Patterson-UTI’s Website
Copies of each of the following documents can be accessed electronically in the “Corporate Governance” section of the Patterson-UTI website at www.patenergy.com and in print to any stockholder who requests them from the Secretary of Patterson-UTI:
•Audit Committee Charter;
•Compensation Committee Charter;
•Nominating and Corporate Governance Committee Charter;
•Sustainability Committee Charter;
•Corporate Governance Guidelines;
•Governance Policy;
•Code of Business Conduct and Ethics for its employees, officers and directors;
•Code of Business Conduct and Ethics for Senior Financial Executives; and
•Global Anticorruption Policy.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit the financial statements and internal control over financial reporting of Patterson-UTI for the fiscal year ending December 31, 2025, and directed that such engagement be submitted to the stockholders of Patterson-UTI for ratification. In recommending ratification by the stockholders of such engagement, the Board of Directors is acting upon the recommendation of the Audit Committee, which has satisfied itself as to PricewaterhouseCoopers LLP’s independence, professional competence and standing. Although ratification by stockholders of the engagement of PricewaterhouseCoopers LLP is not required by Delaware corporate law or Patterson-UTI’s restated certificate of incorporation or bylaws, the Audit Committee believes a decision of this nature should be made with the consideration of Patterson-UTI’s stockholders. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PricewaterhouseCoopers LLP and may retain that firm or another without re-submitting the matter to our stockholders. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of Patterson-UTI and its stockholders.
It is expected that one or more representatives of PricewaterhouseCoopers LLP will be available to participate in the Meeting and will be given the opportunity to make a statement if they so desire. It also is expected that the representative(s) will be available to respond to appropriate questions from the stockholders.
The Board of Directors recommends a vote “FOR” the ratification of PricewaterhouseCoopers LLP as Patterson-UTI’s independent registered public accounting firm. Ratification of the selection of PricewaterhouseCoopers LLP requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on, and voted “FOR” or “AGAINST,” the proposal. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” such ratification. Abstentions will not be counted as votes cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal. If you do not give instructions to your brokerage firm, bank, broker-dealer, or other similar organization, the brokerage firm, bank, broker-dealer, or other similar organization is expected to be entitled, but not required, to vote your shares in its discretion and may give or authorize the giving of a proxy to vote the shares in its discretion on this proposal.

PROPOSAL NO. 3
ADVISORY APPROVAL OF EXECUTIVE COMPENSATION
In accordance with Section 14A of the Exchange Act, the Board of Directors is asking stockholders to approve a non-binding, advisory resolution to approve the compensation of Patterson-UTI’s executive officers who are named in the Summary Compensation Table appearing in this proxy statement (the “Named Executive Officers”). The compensation of the Named Executive Officers is described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement.
For a discussion of our stockholder engagement and compensation program alignment with stockholder interests, please see “Compensation Discussion and Analysis— Aligning Compensation Programs with Stockholder Interests.”
The compensation program for the Named Executive Officers is designed to attract and retain highly qualified individuals and to motivate and reward them for performance that benefits Patterson-UTI and its stockholders. The Compensation Committee and the Board of Directors believe that the policies and procedures detailed in the “Compensation Discussion and Analysis” achieve these goals by, among other things:
•providing a mix of short-term compensation in the form of base salary and annual cash incentive bonuses and long-term compensation in the form of restricted stock units, performance units, and, in some years, restricted stock, stock options and phantom units, which strikes a balance between offering competitive compensation packages and aligning compensation with long-term growth and creating value for stockholders;
•emphasizing variable equity and cash compensation to link realized compensation to performance;
•reviewing annual base salaries, in part, based on Patterson-UTI’s financial results and position and performance compared to similarly situated companies;
•providing performance-based annual cash incentive bonuses designed to place a meaningful portion of total compensation at risk;
•awarding long-term equity incentives whose value is tied to the achievement of certain performance goals and/or an increase in the price of the Common Stock;
•awarding long-term equity incentives that generally vest over periods of three years; and
•maintaining stock ownership requirements.
The Board of Directors is asking stockholders to approve the following non-binding, advisory resolution at the Meeting:
“RESOLVED, that the stockholders of Patterson-UTI Energy, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and other narrative discussion in the Proxy Statement for the 2025 Annual Meeting of Stockholders of the Company.”
This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value the views of Patterson-UTI’s stockholders and will review and consider the voting results when (i) evaluating the effectiveness of Patterson-UTI’s compensation policies and practices and (ii) making future compensation decisions for the Named Executive Officers. As recommended by our stockholders at the 2023 annual meeting, Patterson-UTI currently holds an annual “say-on-pay” vote and thus, unless the Company changes its policy, expects that the next such vote after the 2025 annual meeting will be held at the 2026 annual meeting of stockholders.
The Board of Directors recommends a vote “FOR” the approval of the advisory resolution on executive compensation. Approval of the advisory resolution requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote on, and voted “FOR” or “AGAINST,” the proposal. Unless you give contrary instructions in your proxy, your properly submitted proxy will be voted “FOR” approval of the proposal. Abstentions will not be counted as votes cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal. A broker non-vote will be counted for purposes of establishing a quorum, but will not be treated as a vote cast “FOR” or “AGAINST” the proposal and will have no effect on the outcome of the proposal.

EXECUTIVE OFFICERS
Set forth below is the name, age and position followed by a brief description of the business experience during at least the past five years for each executive officer who is not also a nominee for election to the Board of Directors. Each of our executive officers is appointed by the Board of Directors and serves at the discretion of our Board of Directors.

Name	Age	Position
William A. Hendricks, Jr	60	President and Chief Executive Officer and Director
C. Andrew Smith	54	Executive Vice President and Chief Financial Officer
Kenneth N. Berns	65	Executive Vice President and Chief Commercial Officer
James M. Holcomb	62	Executive Vice President and Chief Business Officer
Seth D. Wexler	53	Executive Vice President, General Counsel and Secretary
C. Andrew Smith — Mr. Smith has served as Executive Vice President and Chief Financial Officer of Patterson-UTI since September 2017. From April 2014 until September 2017, Mr. Smith served as Executive Vice President and Chief Financial Officer of Kirby Corporation, a marine transportation and diesel engine services company. From January 2014 to April 2014, Mr. Smith served as Executive Vice President – Finance of Kirby Corporation. Prior to joining Kirby Corporation, Mr. Smith served as Senior Vice President and Chief Financial Officer of Benthic Geotech and was previously Chief Financial Officer for both Global Industries, LTD and NATCO Group. Mr. Smith holds a degree in business administration from the University of Houston.
Kenneth N. Berns — Mr. Berns has served as Executive Vice President and Chief Commercial Officer of Patterson-UTI since May 2017. Mr. Berns served as a director of Patterson-UTI from May 2001 to June 2017 and as Senior Vice President of Patterson-UTI from April 2003 to May 2017. Mr. Berns served as a director of UTI from 1995 to May 2001. Mr. Berns has been an executive with REMY Investors since 1994. Mr. Berns holds a Bachelor’s Degree in Business Administration from San Diego State University and a Master’s Degree in Taxation from Golden Gate University.
James M. Holcomb — Mr. Holcomb has served as Executive Vice President and Chief Business Officer since September 2023. Mr. Holcomb joined Patterson-UTI in February 1998 with the acquisition of Robertson Onshore Drilling Company, and since that time has served in numerous operational management roles, including as Chief Operating Officer from January 2023 to September 2023, as President of Patterson-UTI Drilling Company LLC, a wholly owned subsidiary of Patterson-UTI, from January 2012 to December 2022, and as Senior Vice President of Operations of Patterson-UTI Drilling Company LLC from April 2006 to January 2012. Mr. Holcomb has over 35 years of experience in contract drilling operations. Mr. Holcomb holds a Bachelor of Science Degree in Business Management from LeTourneau University.
Seth D. Wexler — Mr. Wexler has served as Executive Vice President, General Counsel and Secretary of Patterson-UTI since February 2024. Mr. Wexler served as Senior Vice President, General Counsel and Secretary of Patterson-UTI from February 2017 to February 2024, and as General Counsel and Secretary of Patterson-UTI from August 2009 to February 2017. From March 1998 to August 2009, he specialized in securities law and mergers and acquisitions for the law firm of Norton Rose Fulbright US LLP, including as a partner of such law firm since January 2007. Mr. Wexler holds a Bachelor of Business Administration in Finance from the University of Texas at Austin, a Juris Doctorate from the University of Houston Law Center and a Masters of Business Administration from the University of Houston.

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis (“CD&A”) sets forth the principal compensation policies and programs of Patterson-UTI for 2024 for our Named Executive Officers (“NEOs”).

Named Executive Officer	Title
William Andrew Hendricks, Jr.	Chief Executive Officer and President
C. Andrew Smith	Executive Vice President and Chief Financial Officer
Kenneth N. Berns	Executive Vice President and Chief Commercial Officer
James M. Holcomb	Executive Vice President and Chief Business Officer
Seth D. Wexler	Executive Vice President, General Counsel and Secretary (1)
(1)Mr. Wexler served as Senior Vice President, General Counsel and Secretary from January 1, 2024 to February 13, 2024. He was appointed Patterson-UTI’s Executive Vice President, General Counsel and Secretary on February 13, 2024.

2024 Company Highlights
In 2024, we achieved a number of key financial and strategic successes, including the following:
•Increased Operating Cash Flow compared to 2023;
•Returned over $400 million to shareholders in 2024 through share repurchases and dividends;
•Strengthened our balance sheet and improved our liquidity profile;
•Strengthened and maintained key customer relationships through delivery of top-tier operational performance, excellent customer service and new technologies, including the following successes:
◦The Drilling Services segment successfully participated in the Company’s first integrated performance agreement, advanced deployment of multiple new technologies, and improved operational efficiencies;
◦The Completion Services segment deployed additional next-generation, emissions-friendly equipment, deployed advanced field gas technology in its power solutions division, and expanded its wireline and cementing services;
◦The Drilling Products segment had revenue outperformance relative to the U.S. rig count, and increased international revenue; and
•Completed our operational integrations of NexTier Oilfield Solutions Inc. (“NexTier”) and Ulterra Drilling Technologies, L.P. (“Ulterra”), following the NexTier merger and Ulterra acquisition, each of which closed in 2023.

Aligning Compensation Programs with Stockholder Interests

Strong Stockholder Support for Say-on-Pay

Year of Annual Meeting	Stockholder Support for Say-on-Pay Proposal
2024	96%
2023	98%
2022	97%
2021	98%
2020	96%
We have received at least 96% support for our Say-on-Pay proposal at each of our last five Annual General Meetings of Stockholders. The Compensation Committee strongly values the opinions of our stockholders and believes that our recent support levels demonstrate a strong alignment of our compensation program with our stockholders’ interests.

We regularly meet with stockholders to solicit feedback on areas of concern. With the strong stockholder support for our Say-on-Pay proposals at our recent Annual General Meetings of Stockholders, no specific changes were made to our compensation programs as a result of the 2024 Say-on-Pay vote or meetings with stockholders; however, the Compensation Committee will continue to consider the results of our future Say-on-Pay votes and other stockholder feedback when making future compensation decisions for our NEOs.

Good Governance and Compensation Practices Aligned with Stockholders
We are mindful of the positive impact that strong corporate governance has on maintaining an executive compensation program that is aligned with the interests of our stockholders. In designing the current executive compensation program, we sought to incorporate various best practices for compensation governance, including those summarized below.

What We Do	What We Don’t Do
☑ Provide a balanced mix of cash and equity compensation with long-term incentives accounting for 50% or more of total target compensation
☑ Grant more than 50% of long-term incentives (by target value) with performance-based vesting conditions
☑ Award variable compensation earned based on both absolute performance and performance versus peers
☑ Impose clawback requirements that apply to all our executive officers
☑ Maintain share ownership requirements for our executive officers and directors
☑ Maintain an anti-pledging policy for our executive officers and directors (subject to a limited waiver for a legacy NexTier director, which is described in "Anti-Pledging Policy" below)
☑ Maintain an anti-hedging policy for our executive officers and directors
☑ Engage independent compensation consultant
☑ Hold an annual Say-on-Pay vote and solicit more robust feedback from stockholders

☒ No re-pricing of options
☒ No single trigger change-of-control severance arrangements
☒ No dividends or dividend equivalents paid unless and until underlying award vests
☒ No new agreements with tax gross-ups and none entered into in more than 20 years
☒ No material perquisites to NEOs
☒ No single trigger change-of-control equity-based grants for our executive officers

What Guides Our Program
Our overriding philosophy for the compensation of our key executives is to link their compensation with Patterson-UTI’s operational and market performance and to establish incentives that reward our executives for their achievement of both short-term tactical and long-term strategic objectives. In doing so, we seek to offer competitive compensation designed to attract and retain highly qualified individuals and to motivate and reward our executives in achieving Patterson-UTI’s goals. Specifically, the 2024 program was designed to reinforce the following goals:

Patterson-UTI Goals	How Goal Was Reinforced in Our 2024 Compensation Program
Provide quality services for our customers in a safe and efficient manner
•Our 2024 annual cash bonus incentive plan included “Health, Safety and Environmental” performance as a distinct metric (weighted at 10%)
•Our financial performance metrics required quality operational performance

Generate strong financial performance and returns for our stockholders
•The majority of executive compensation was delivered in the form of variable, at-risk compensation (as referenced in the charts below) aligned with stockholder interests
•The majority of the target payout under our 2024 annual cash bonus incentive plan was based on financial performance metrics (80%)
•Our 2024 annual cash bonus incentive plan rewarded executives for cash flow generation and profitability through the use of Operating Cash Flow and Adjusted EBITDA as the primary performance metrics
•Our long-term incentive plan incentivizes the creation of stockholder value on both an absolute and relative basis through the grant of equity compensation and the use of absolute and relative TSR performance goals under our performance units

Attract and retain highly qualified individuals, with a strong emphasis on teams working together to capitalize on opportunities and solve problems
•We benchmarked our executive pay programs against oilfield services companies, oil and gas exploration and production companies and industrial companies
•We did not target a specific market percentile for executive compensation. Instead, executive compensation was set based on a holistic review of several factors, including market pay levels, individual performance and qualifications, and executive tenure
•Our annual and long-term incentive programs generally reward company-wide results rather than performance against individual objectives
•The majority of our executives’ compensation was delivered in the form of long-term incentives that vest over a multi-year period to aid in retention of executives

For 2024, target total direct compensation for our NEOs was most heavily weighted toward long-term incentives, with the majority of long-term incentive compensation subject to performance-based vesting criteria, as shown below.

2024 TARGET TOTAL DIRECT COMPENSATION

Process for Determination of Executive Compensation
Role of the Compensation Committee
The Board of Directors has delegated the management of Patterson-UTI’s executive compensation program to the Compensation Committee. The Compensation Committee meets on a regular basis to consider compensation matters and to review how Patterson-UTI’s plans and policies work in practice. Each of the Compensation Committee’s current members is an independent director as defined by the Nasdaq listing standards.
Independent, Outside Compensation Consultant
Our Compensation Committee regularly utilizes outside compensation consultants to help assess and design our executive compensation program. These consultants are paid on either a basic, fixed-fee structure plus expenses or an hourly rate structure plus expenses. These outside consultants provide data and advice on historical compensation and stockholder returns, market trends and peer compensation practices. The Compensation Committee retained Compensation Advisory Partners (“CAP”) as its consultant and advisor for executive compensation matters from September 2023 to October 2024. In October 2024, the Compensation Committee began engaging Pay Governance LLC (“Pay Governance”) to advise on executive compensation matters.
Our Compensation Committee regularly reviews the services provided by its outside consultants and has determined that the engagement of CAP did not, and the engagement of Pay Governance does not, raise any conflicts of interest. The Compensation Committee receives a confirmation certification of independence from its consultants annually.
In 2024, CAP provided the Compensation Committee with information on the compensation practices of our peer group and other oilfield service companies and on the reasonableness of our program as compared to the compensation practices of our peer group. In so doing, CAP provided the Compensation Committee with information on each element of total direct compensation for our executive officers as well as a comparison of each such element of compensation against our peers and the broader oilfield services, oil and gas exploration and production and industrials markets. CAP also provided the Compensation Committee with information on the cost and potential dilution to our stockholders of our equity-based incentives and compared our equity usage to that of our peer group. During 2024, CAP and Pay Governance did not provide any services to us other than consulting services for the Compensation Committee and providing compensation benchmarking data for certain of our employee groups. The aggregate amount of fees paid to CAP and Pay Governance in 2024 for such compensation benchmarking data was $8,500. Although the decision to engage CAP and Pay Governance for this purpose was made by the Company’s human resources group, the Compensation Committee was aware of the engagement.

In late 2023, CAP provided the Compensation Committee with advice regarding the establishment of a new peer group to benchmark executive pay levels for purposes of setting 2024 executive compensation, as described below. In 2025, Pay Governance reviewed this peer group with the Compensation Committee, which determined that no changes were necessary for purposes of setting 2025 executive compensation.
Role of Management and Feedback of Others
In making compensation determinations, including annual bonus plan design and equity award grants, the Compensation Committee also seeks input from management through our CEO.
Our CEO provides the Compensation Committee with reviews of the performance of other executive officers and senior managers, including the other NEOs. He also engages in an annual dialogue with our Committee Chairman and the Chairman of the Board on our compensation program and seeks their input on and review of proposals for long-term incentive grants. This process results in a recommendation that is then considered by our Compensation Committee as a whole. The Compensation Committee meets in executive session without our CEO present, and our CEO is not involved in decisions relating to his compensation.
In addition to the recommendations of management and consultants, the Compensation Committee considers feedback from Patterson-UTI’s stockholders, guidelines of proxy advisory firms, reported trends in compensation, internal budgets, historical data for the Company and its peers, strategic planning updates, executive retention risk and other information that it considers relevant.
2024 Compensation Peer Group
Following the NexTier merger, and in consideration of the Company’s larger size and increased complexity of operations, the Compensation Committee worked with CAP to establish the following 2024 compensation peer group to benchmark executive pay levels for purposes of setting 2024 executive compensation. At the time the 2024 compensation peer group was established, the Company was at the 43rd percentile for projected 2024 revenues as compared to the peer group and at the 62nd percentile for trailing twelve month EBITDA as compared to the peer group.

2024 Compensation Peer Group
Antero Resources Corporation APA Corporation ChampionX Corporation Diamondback Energy, Inc. Dover Corporation	Fluor Corporation Halliburton Company Helmerich & Payne, Inc. Ingersoll Rand Inc. KBR, Inc.	Liberty Energy Inc. Nabors Industries Ltd. NOV, Inc. TechnipFMC plc Weatherford International plc

2024 Performance Peer Group
In light of these same considerations following the NexTier merger and Ulterra acquisition, the Compensation Committee also worked with CAP to establish the following 2024 performance peer group, which is used to assess relative performance for the Company’s 2024 performance units.

2024 Performance Peer Group
Baker Hughes Company Ensign Energy Services Inc. Expro Group Holdings N.V. Halliburton Company	Helmerich & Payne, Inc. Liberty Energy Inc. Nabors Industries Ltd. Precision Drilling Corporation	ProFrac Holding Corp. ProPetro Holding Corp. Schlumberger Limited Weatherford International plc

Components of 2024 Compensation

Base Salary
Base salaries are reviewed annually by the Compensation Committee, which considers, among other things, competitive pay practices, the results achieved by each executive, future potential contributions, scope of responsibilities and experience, tenure, executive retention risk, cost of living increases, and the magnitude of any recent increases. In December 2023, the Compensation Committee reviewed the base salaries of our NEOs and approved the following increases effective as of January 1, 2024. Prior to these increases, and other than in connection with a promotion, our NEOs had not received a base salary increase since

2018. The Compensation Committee considered the impact of our NexTier merger and Ulterra acquisition and the significant increase in responsibilities and scope of each NEO’s role. Salaries were set to competitive levels relative to our 2024 compensation peer group.

NEO	2023 ANNUAL BASE SALARY	2024 ANNUAL BASE SALARY
William Andrew Hendricks, Jr.	$1,000,000	$1,300,000
C. Andrew Smith	$450,000	$680,000
Kenneth N. Berns	$450,000	$590,000
James M. Holcomb	$500,000	$670,000
Seth D. Wexler	$475,000	$650,000
The annual review of base salaries by the Compensation Committee in December 2024 resulted in no changes to the base salaries of our NEOs for 2025.

Annual Incentive Compensation
In 2024, the Compensation Committee adopted an annual cash bonus program that uses multiple, pre-established objectives for determining bonus compensation. The bonus plan set a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and other key performance indicators (KPIs). The Compensation Committee considered the average range of performance and payouts, and the Compensation Committee believed – based on advice from its compensation consultant – that Patterson-UTI’s performance range was consistent with typical, general industry practice. All of our NEOs participated in the 2024 consolidated group level annual cash bonus program, except for Mr. Holcomb, for whom a Drilling Services and Products annual cash bonus program applied, as discussed further below.
In December 2023, the Compensation Committee reviewed the target annual cash bonus opportunities as a percentage of base salary for our NEOs. To better align the bonus opportunities with the compensation peer group, the Compensation Committee approved the following changes for 2024:

NEO	2023 Target Annual Cash Bonus (as a percentage of base salary)	2024 Target Annual Cash Bonus (as a percentage of base salary)

William Andrew Hendricks, Jr.	125%	125%
C. Andrew Smith	125%	110%
Kenneth N. Berns	125%	100%
James M. Holcomb	100%	100%
Seth D. Wexler	80%	100%
The metrics for the 2024 annual cash bonus program were generally consistent with those used in our 2023 annual cash incentive plan, with a 10% increase in the Operating Cash Flow weighting and a 5% decrease in each of the Adjusted EBITDA and strategy weightings.

A summary of the weighting, description and rationale for each metric is provided in the table below.

2024 ANNUAL CASH INCENTIVE METRICS
Metric (Weighting)	Description	Rationale
Operating Cash Flow (60%)
Operating Cash Flow is defined as Adjusted EBITDA (as defined below) less cash capital expenditures (as adjusted for any Board-approved increase in capital expenditures after targets are set).
Target Operating Cash Flow for 2024 was set at $583.0 million, which was a $52.1 million (or 10%) increase over actual Operating Cash Flow (for purposes of the annual cash bonus program) for 2023.
Our increased focus on cash flow generation during 2024 furthered our goal of having a business model that is self-sustaining, can weather the ebbs and flows of the commodity and business cycle, can endure extreme events, and allows for return of capital to stockholders.

Adjusted EBITDA (20%)
Adjusted EBITDA is defined as net income plus net interest expense, income tax expense and depreciation, depletion, amortization and impairment expense (including impairment of goodwill), excluding, for the purposes of the annual cash bonus program, any non-operating expenses such as M&A and restructuring costs.
Target Adjusted EBITDA for 2024 was set at $1,488.5 million, which was a $479.5 million (or 48%) increase over actual Adjusted EBITDA (for purposes of the annual cash bonus program) for 2023.

The Compensation Committee continued to include Adjusted EBITDA as a metric for the 2024 program as this metric establishes a clear and consistent link to the Company’s financial performance. Additionally, Adjusted EBITDA is a significant metric used by analysts in evaluating the Company and is therefore, we believe, a key driver of the Company’s stock price.

Health, Safety and Environmental (10%)
Holistic evaluation of HSE factors, including without limitation, maintenance of safety incident rates below industry average, reduction of motor vehicle incident rate, reduction of environmental incidents and improvement of operational audits and training.

The Compensation Committee views health, safety, and environmental factors as a component of the Company’s risk management and critical to the well-being of the Company’s employees, other personnel and the communities in which we work.

Strategy (10%)
Taking demonstrable and meaningful actions to maximize shareholder value.
This KPI represented actions that could position the Company for short-term and long-term success, such as positioning the Company to increase its return of capital to shareholders, successful integration of NexTier and Ulterra, improving the Company's balance sheet, strengthening customer relationships, pursuing strategic opportunities and taking actions in low-carbon emissions technology.
The Compensation Committee set a strategic action goal as it believed achievement of this goal would improve our competitive position, financial results and stockholder returns.
As compared to the 2023 annual cash bonus program, the Compensation Committee significantly increased the performance required to achieve a target payout under the financial metrics in light of anticipated improved market conditions when the targets were set and to align with strategic goals to grow Operating Cash Flow and Adjusted EBITDA.
The overall annual cash bonus plan for 2024 required achievement of a threshold level of 80% of target performance on both the Operating Cash Flow and Adjusted EBITDA metrics before any payouts with respect to such metrics could be earned. Once the relevant threshold was met, the annual cash bonus opportunity attributable to the Operating Cash Flow and Adjusted EBITDA metrics was calculated based on actual performance, with a 50% payout for threshold achievement, 100% payout for target achievement, and 200% payout for maximum achievement. Linear interpolation would be used to calculate the payouts for performance between achievement levels.

For the Health, Safety and Environmental KPI and the Strategy KPI, the target annual cash bonus opportunity would be based on the Compensation Committee’s holistic assessment of the achievement of the elements of each KPI and any payout above target would require material outperformance. The achievement levels and actual performance of the Health, Safety and Environmental KPI and the Strategy KPI were determined based on an evaluation of the factors described in footnotes 2 and 3 of the “2024 Annual Incentive Metrics and Percentage Payout Calculations” table below.
The achievement levels under the annual cash bonus plan for our NEOs, other than Mr. Holcomb, were calculated as follows:

2024 ANNUAL INCENTIVE METRICS AND PERCENTAGE PAYOUT CALCULATIONS ($ in millions)
Metrics	Threshold	Target	Maximum	Actual		Metric Achievement Percentage	Metric Weighting	Weighted Achievement Percentage
Operating Cash Flow	$466.4	$583.0	$699.6	$568.1	(1)	97%	60%	56%
Adjusted EBITDA	$1,190.8	$1,488.5	$1,786.1	$1,205.7	(1)	53%	20%	11%
Health, Safety and Environmental		(2)				200%	10%	20%
Strategy		(3)				200%	10%	20%
Total							100%	107%
_________________________
(1)As discussed above in “2024 Annual Cash Incentive Metrics,” the calculation of actual performance on the financial metrics excluded the impact of non-operating expenses, such as M&A and restructuring costs, and were adjusted for any Board-approved increase in capital expenditures after the targets were set. In addition, the Compensation Committee adjusted the metric achievement calculations to (i) exclude the impact on Adjusted EBITDA of severance costs related to the departure of a legacy NexTier executive, (ii) exclude the impact on Operating Cash Flow and Adjusted EBITDA of certain legal fees from an Ulterra legal proceeding and (iii) include in Operating Cash Flow the proceeds from the sale of assets. The Committee believed that the exclusion of these costs and fees, which resulted in immaterial changes to the calculated bonus payouts, was appropriate given that these costs and fees were substantially equivalent to M&A and restructuring costs. The Committee believed that the inclusion of proceeds from the sale of assets was advisable to appropriately reflect the net amount of capital expenditures during the year.
(2)The Committee determined that the NEOs met 200% achievement for this metric based on:
•the overall total recordable incident rate remaining well below the land drilling industry average (with this factor being given the most weight);
•the significant reduction in the motor vehicle incident rate;
•the improved training, reporting and investigations and other actions taken to reduce high potential incidents and near misses;
•maintaining regulatory compliance and the reduction in the number of incidents with an environmental impact;
•the improvement in operational audit and follow-up process; and
•the improvement in training generally, including the development of new training programs.
(3)The Committee determined that the NEOs met 200% achievement for this metric based on, among other things, (i) continued implementation of the Board’s commitment to capital discipline, the efficient management of cash flow and the return of over $400 million of capital to the Company’s shareholders in 2024, (ii) maintaining an investment grade credit rating at the three major credit ratings agencies, and the reduction of net debt, including leases, (iii) achieving synergies in excess of announced targets in respect of the NexTier merger and (iv) the addition of natural gas powered equipment to the Company’s completions fleet. The Committee further considered the Company’s successful performance under its first fully integrated drilling and completion arrangement.

Drilling Services and Products Program (for Mr. Holcomb)

In his role as Executive Vice President and Chief Business Officer, Mr. Holcomb oversees the Company’s Drilling Services and Drilling Products segments (collectively referred to herein as “Drilling Services and Products”). For Mr. Holcomb’s 2024 annual cash bonus opportunity, the metrics and weightings were Drilling Services and Products Operating Cash Flow (60%), Drilling Services and Products Adjusted EBITDA (20%), Health, Safety and Environmental for Drilling Services and Products (10%) and Strategy for Drilling Services and Products (10%). Mr. Holcomb’s metrics were specifically tailored to Drilling Services and Products in order to focus on the portion of our business over which he had the most impact during 2024 as Executive Vice President and Chief Business Officer. The calculated payouts for Mr. Holcomb in respect of these metrics were determined based on the achievement in 2024 of:

•Drilling Services and Products Operating Cash Flow of $491.9 million, compared to a targeted Operating Cash Flow of $535.3 million for Drilling Services and Products, resulting in 80% achievement of this metric. For the reasons discussed in Footnote 1 immediately above, the Committee adjusted the calculation by excluding the impact of certain legal fees from an Ulterra legal proceeding and including the proceeds from the sale of assets;

•Drilling Services and Products Adjusted EBITDA of $816.1 million, compared to a targeted Adjusted EBITDA of $876.1 million for Drilling Services and Products, resulting in 83% achievement of this metric. For the reasons discussed in Footnote 1 immediately above, the Committee adjusted the calculation by excluding the impact of certain legal fees from an Ulterra legal proceeding;

•the Committee’s assessment of 200% achievement for Drilling Services and Products on the Health, Safety and Environmental KPI as a result of the items listed in footnote 2 immediately above with respect to Drilling Services and Products; and

•the Committee’s assessment of 200% achievement for Drilling Services and Products on the Strategy KPI as a result of (i) notwithstanding his transition in responsibilities, his instrumental role in the operational and organizational integrations of both NexTier and Ulterra, (ii) advanced deployment of multiple new technologies and improved operational efficiencies in the Drilling Services segment and (iii) growth of international revenue in the Drilling Products segment.

As a result, Mr. Holcomb’s payout under his Drilling Services and Products bonus program was based on the achievement in 2024 of 104% of target.
The applicable payout percentage was applied to each executive’s bonus target as follows to determine actual 2024 cash bonus payments:

2024 ANNUAL INCENTIVE CASH BONUS
NEO	Target Bonus	Bonus Payout (as a % of Target, rounded)	Actual Bonus
William Andrew Hendricks, Jr.	$1,625,000	107%	$1,733,000
C. Andrew Smith	$748,000	107%	$798,000
Kenneth N. Berns	$590,000	107%	$629,000
James M. Holcomb	$670,000	104%	$700,000
Seth D. Wexler	$650,000	107%	$693,000

Other Bonuses
As discussed in more detail in “Employment-Related Agreements and Other Matters” below, Mr. Holcomb also received retention payments totaling $1,000,000 during 2024 pursuant to his letter agreement entered into in connection with the NexTier merger and his transition from his role of Chief Operating Officer to Executive Vice President and Chief Business Officer.
In early 2024, the Compensation Committee approved cash bonus opportunities for Messrs. Smith, Wexler and Berns based on the achievement of integration-related objectives in connection with the NexTier merger. These integration objectives were designed to enhance alignment with our stockholders by incentivizing the achievement of specified synergy milestones. If the Company achieved total integration synergies of $125 million, Mr. Smith would receive $180,000, Mr. Wexler would receive $180,000, and Mr. Berns would receive $150,000. If the Company achieved total integration synergies of $200 million, Mr. Smith would receive an additional $180,000, Mr. Wexler would receive an additional $180,000, and Mr. Berns would receive an additional $150,000. These targets were achieved in March 2024 and May 2024, respectively, resulting in payments to Messrs. Smith, Wexler and Berns as described above.
In February 2024, the Compensation Committee also approved a promotion for Mr. Wexler to Executive Vice President, General Counsel and Secretary to reflect his level of experience and increased duties and responsibilities with the expanded company. In connection with this promotion, Mr. Wexler was paid a one-time cash bonus of $100,000.

Long-Term Incentive Compensation
We have historically delivered the majority of total NEO compensation in the form of equity-based awards and continued to do so in 2024. This emphasis on equity-based compensation enhances alignment between our executives and our stockholders. We plan to retain this emphasis going forward, and we believe that by tying a large portion of compensation to equity we ensure that our NEOs can only fully realize the potential value of their compensation if our stockholders also benefit. As described below, all of the long-term incentive awards granted in 2024 vest over a three-year period.

2024 Long- Term Incentive Award Type	2024 Award Design	Alignment with Philosophy
Restricted Stock Units (49% of LTI Mix)	•Time-vested units that are settled in shares of stock •1/3 of each award vests annually over a three-year period	•Value dependent upon stock price performance •Enhances retention of executive talent •Encourages long-term share ownership

Performance Units (51% of LTI Mix)
•Performance-vested units that are settled in shares of stock
•Number of units earned depends upon TSR performance relative to our peers over one-, two- and three-year periods, each commencing on April 1, 2024 (each, a “performance period”)
•No shares will vest and be delivered until after completion of the three-year performance period
•Relative TSR calculation for 2024 performance units includes the performance peer group members listed above
•For each of the performance periods:
◦No shares are earned for performance below the 25th percentile
◦Target shares are not earned unless performance is at the 55th percentile
◦Maximum shares are not earned unless performance is at the 75th percentile or above
◦No greater than the target amount of shares may be earned for each of the one- and two-year performance periods, unless absolute TSR during the three-year performance period is greater than absolute TSR, as applicable, for the one- and/or two-year performance period, in which case, the number of shares earned in respect of the one- and/or two-year performance period, as applicable, will be determined as if our absolute TSR during the three-year performance period was our absolute TSR during the one- and/or two-year performance period
•Total payout is capped at “target” amount if absolute TSR during the three-year performance period is not positive

•Performance-contingent
•Number of shares dependent upon performance relative to peers and absolute performance
•Value of shares dependent upon stock price
•Above median performance is required to achieve a target payout
•Multiple performance periods during the three-year period incentivizes relative and absolute stock outperformance throughout the three-year period
•Three-year vesting period provides for a retention incentive

2024 Long-Term Incentive Grants
The Compensation Committee approved the following long-term incentive target awards for our NEOs in 2024. In determining the 2024 LTI grants, the Compensation Committee considered Patterson-UTI’s 2023 financial results and comparative TSR performance over the one-, two- and three-year periods ended March 31, 2024. The target value of the grants was determined with the assistance of the Compensation Committee's compensation consultant and was set at levels that the compensation consultant viewed as reasonable in relation to the Company’s performance peer group. As described in the “Compensation Discussion and Analysis” section of our 2024 proxy statement, the Compensation Committee generally set 2023 target compensation at reduced levels for our NEOs relative to 2022, including generally reducing the aggregate target value of long-term incentives for the NEOs between 2022 and 2023. The 2024 LTI target value amounts were increased from the 2023 target value amounts due, in part, to the 2023 target value amounts having been set at a lower level relative to historical Company practices, as well as to position LTI target values near the compensation peer group market median range.

2024 Long-Term Incentive Grants
NEO	2024 Target Value
William Andrew Hendricks, Jr.	$8,500,000
C. Andrew Smith	$2,100,000
Kenneth N. Berns	$1,750,000
James M. Holcomb	$2,000,000
Seth D. Wexler	$1,800,000

Payout in 2024 of 2021 Performance Unit Awards
For the three-year performance period that ended on March 31, 2024, Patterson-UTI’s TSR was 51.4%. This performance was at the 47th percentile relative to our 2021 peer group. Based on this performance, the 2021 performance units paid out at 87.9% of the target level.

2021 Performance Unit Awards
(Performance Period Ended in 2024)
	Units Granted	Payout Multiplier	Units Earned
	#	%	#
William Andrew Hendricks, Jr.	370,500	87.9%	325,669
C. Andrew Smith	139,000	87.9%	122,181
Kenneth N. Berns	138,600	87.9%	121,829
James M. Holcomb	77,400	87.9%	68,034
Seth D. Wexler	92,000	87.9%	80,868
TSR calculations for Patterson-UTI and our peers were measured based on the change in the value per share of the relevant stock from the first trading day of the performance period to the last trading day of the performance period, in each case using the average closing price of the relevant stock for the 20-trading day period ending on such trading day, with dividends deemed reinvested.

Retirement Plans
Patterson-UTI offers a 401(k) plan to its employees, including its NEOs (the “Patterson-UTI 401(k) Plan”). Participants may contribute a portion of their base salary to the 401(k) plan, subject to federal limits. During 2024, Patterson-UTI made matching contributions up to 4% of each participant’s eligible base salary. As of January 1, 2025, Patterson-UTI makes matching contributions up to 100% of the first 4% of each participant’s eligible base salary, and up to 50% of the next 2% of each participant’s eligible base salary. Our NEOs are eligible to participate in the Patterson-UTI 401(k) plan on the same basis as other employees. Our NEOs do not participate in any other retirement plans, except for a qualified retiree program, which provides continued vesting for long-term and short-term incentive awards upon retirement of eligible retirees. For additional details, see “Employment-Related Agreements and Other Matters” below.

Other Executive Compensation Matters

Share Ownership Guidelines and Stock Holding Requirements
We have had significant share ownership requirements in place for more than 15 years. Our share ownership guidelines are applicable to all Section 16 officers and directors of Patterson-UTI. We believe share ownership requirements are an important tool to ensure that officers and directors stay invested in Patterson-UTI and aligned with the interests of our stockholders.
Each Section 16 officer or non-executive Director has five years from the date of appointment or election to their position to satisfy the ownership guidelines. The Nominating and Corporate Governance Committee may, from time to time, reevaluate and revise an individual’s guidelines to incorporate pay changes, promotions or other events.

Share Ownership Guidelines
President and Chief Executive Officer	Number of shares equal to 5 times base salary
Other Section 16 Officers	Number of shares equal to 2 times base salary
Outside Directors	Number of shares equal to 5 times annual base cash retainer
Share value for purposes of the guidelines is determined based on (i) the closing price on the date of grant for vested or unvested awards or, in the case of open market purchases, the closing price on the date of acquisition or (ii) the average closing price over the previous 12 months, whichever would result in a greater aggregate value. Share ownership for purposes of the guidelines includes unvested time-based equity incentive awards, and unvested performance-based equity incentive awards only once the performance-based component has been satisfied.
Each Section 16 officer and director is required to maintain ownership of the net after-tax shares of Common Stock acquired pursuant to any equity-based awards received from Patterson-UTI, unless such person has met his or her individual ownership requirement.
Each person subject to this policy was in compliance with these guidelines as of the date of this proxy statement.

Equity Award Grant Practices
Although Patterson-UTI does not currently grant stock options, restricted stock unit and performance unit award target values are typically approved at our regularly scheduled compensation committee meetings near the end of April. The number of units granted is then calculated based on our closing stock price after the completion of two full trading days following the filing of our Form 10-Q for the first quarter. Patterson-UTI may also grant awards at other times during the year, typically in connection with new hires or promotions, and may change its equity grant practices in the future. During 2024, the Compensation Committee did not consider material non-public information when determining the timing or terms of equity awards, and Patterson-UTI did not time the disclosure of material non-public information for the purpose of affecting the value of executive compensation.

Clawback Policy
Patterson-UTI has a Clawback Policy that complies with the requirements of Nasdaq Stock Market Listing Standard 5608 implementing Rule 10D-1 under the Securities Exchange Act of 1934, which requires the recovery of certain excess incentive-based compensation from an executive officer in the event that Patterson-UTI is required to prepare an accounting restatement of its financial statements due to its material non-compliance with any financial reporting requirement under the federal securities laws.
If the Compensation Committee determines the amount of incentive-based compensation received by an executive officer during the prior three fiscal years exceeds the amount that would have been received if determined or calculated based on Patterson-UTI’s restated financial results, such excess amount of incentive-based compensation shall be subject to recoupment by Patterson-UTI pursuant to the Clawback Policy. The Compensation Committee may effect any recovery pursuant to the Clawback Policy by requiring payment of amount(s) to Patterson-UTI, by set-off, by reducing future compensation, or by such other means or combination of means as the Compensation Committee determines to be appropriate.
In addition to this stand-alone policy, Patterson-UTI’s 2021 Plan, as amended, provides that if Patterson-UTI is required to prepare an accounting restatement due to the material noncompliance of Patterson-UTI, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the participant is one of the persons subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 or the Participant engaged in such misconduct, such participant (regardless of whether a covered executive under the Clawback Policy) may be required to (or, if required by law, shall be required to) reimburse Patterson-UTI the amount of any payment in settlement of an award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever just occurred) of the financial document embodying such financial statement requirement.

Anti-Pledging Policy
Patterson-UTI has an anti-pledging policy. Our directors and executive officers generally may not engage in transactions in which Patterson-UTI securities are used as collateral for any loan, including, but not limited to, “margin loans” in a brokerage account. One of our directors, a former NexTier director, Mr. Stewart, had NexTier shares pledged as collateral for an asset-based loan prior to the closing of the NexTier merger. The Patterson-UTI Board of Directors approved a waiver of the anti-pledging policy with respect to Mr. Stewart’s pledged shares in connection with the closing of the NexTier merger, and in October 2024, approved an increase to the number of shares permitted to be pledged under this waiver.

Anti-Hedging Policy
Patterson-UTI has an anti-hedging policy for directors and executive officers. Our directors and executive officers and their respective spouses and minor children are prohibited from engaging in hedging or monetization transactions, including but not limited to prepaid variable forward contracts, equity swaps, collars, exchange funds, purchasing, selling or writing options or transacting in other third-party derivative securities that primarily involve or reference Patterson-UTI equity securities. This policy does not apply broadly to other employees.

Perquisites and Personal Benefits
The Compensation Committee believes that benefits to executives should generally be aligned with those provided for other employees. No Named Executive Officer received perquisites during 2024 with an aggregate incremental cost to the Company of more than $10,000.

Evaluation of Compensation Risk
We have considered the potential risks associated with the design of our compensation programs for employees. Regarding our executive compensation program in particular, we do not believe that our program creates unreasonable risks for the following reasons:
•The emphasis on long-term equity based awards and the required vesting periods help minimize the potential for excessive risk taking and actions aimed at short-term stock gains;
•Our use of different types of equity grants helps offset these risks;
•We have meaningful share ownership guidelines;
•We maintain an anti-hedging policy;
•We maintain a clawback policy that applies to all our executive officers for both cash and equity incentives; and
•The NEOs have been employed by Patterson-UTI for many years and have an established track record of focus on managing Patterson-UTI for long-term success.
Our Board has also considered in its risk assessment of our compensation program its view that our management is highly ethical and focused on creating true long-term value for stockholders and not focused on just short-term gains. The Board, primarily through its Compensation Committee and Audit Committee, monitors and considers risks associated with Patterson-UTI’s compensation plans on a regular basis.

Employment-Related Agreements and Other Matters
Employment, Change in Control and Severance Agreements
Employment Agreements. Patterson-UTI is party to an employment agreement with each of Messrs. Hendricks, Wexler, Holcomb and Smith. Each employment agreement generally has an initial three-year term, and unless earlier terminated as provided therein, has a one year automatic annual extension each year. Each employment agreement provides for a specified base salary, subject to any increases that may be granted in the future. The employment agreements also provide for, among other things, severance payments following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in the employment agreement). As discussed in more detail below, the employment agreements contain change in control provisions.
Holcomb Letter Agreements. Mr. Holcomb has served as an employee of the Company for over 25 years, including serving as a key member of the Company’s executive team for over 10 years, and the Compensation Committee believes that Mr. Holcomb is instrumental to the Company’s future success. Prior to the closing of the NexTier merger, Mr. Holcomb served as the Company’s Chief Operating Officer, with responsibility for overseeing the Company’s completions business. Pursuant to the terms of the merger agreement with NexTier, oversight of the Company’s completion business was removed from Mr. Holcomb’s duties, which triggered Mr. Holcomb's right to resign for "good reason" and receive severance benefits per his employment agreement. To encourage Mr. Holcomb to remain employed with the Company at the time of the closing of the NexTier merger, Patterson-UTI entered into a letter agreement with Mr. Holcomb that provided for his transition to the role of Executive Vice President and Chief Business Officer. This letter agreement further provided that, following the one-year anniversary of the closing of the NexTier merger, Mr. Holcomb would no longer have “good reason” to terminate his employment with Patterson-UTI due to the transition of his role in connection with the NexTier merger and any resulting changes in his authority, duties or responsibilities. The letter agreement also provides a $2 million cash retention bonus, payable in eight quarterly installments following the closing of the NexTier merger (with the first installment paid in December 2023), subject to Mr. Holcomb’s continued employment in good standing with Patterson-UTI on each applicable payment date. Any unpaid portions of Mr. Holcomb’s retention bonus will become payable if he is terminated by Patterson-UTI without cause or he resigns for good reason.
In August 2024, Patterson-UTI entered into a second letter agreement with Mr. Holcomb, modifying certain terms of his employment agreement. Specifically, Mr. Holcomb may continue in his role as Executive Vice President and Chief Business Officer of the Company until (i) December 31, 2026 (if Mr. Holcomb so elects and provides at least three months’ prior notice to the Company), or (ii) December 31, 2027 (as applicable, the “Transition Date”). From the Transition Date through September 30, 2030, Mr. Holcomb has agreed to serve as a non-executive advisor, providing transition and advisory services as and when reasonably requested by the Company’s Chief Executive Officer or his designee. During such advisory period, Mr. Holcomb will receive a reduced base salary at 55% of the level in effect on the Transition Date but will receive no further bonuses or grants under the Company’s cash or equity-based incentive programs. The Compensation Committee expects that Mr. Holcomb's continued service during his transition period will be highly beneficial to the Company due to his lengthy tenure with the Company, and in particular due to his experience with, and knowledge of, the Company's Drilling Services business. During the transition period, Mr. Holcomb is expected to provide, among other things, assistance with the retention of key customer relationships, as well as advice and support to executive leadership and the leadership teams within the Drilling Services, Completion Services and Drilling Products segments.
Mr. Holcomb will not be entitled to any severance payments and benefits upon his termination of employment on September 30, 2030, and if Mr. Holcomb voluntarily resigns prior to September 30, 2030, he will not be eligible for any benefits under the Company’s continuing award program for qualified retirees or accelerated vesting of any performance-based equity awards on account of a termination of employment due to retirement. Except as expressly modified by these letter agreements, the terms of Mr. Holcomb’s employment agreement remain in force and effect and govern the terms of his employment.
Change in Control Agreements and Tax Gross-Up Payments. Patterson-UTI entered into a change-in-control agreement with Mr. Berns in 2004 and employment agreements with Messrs. Hendricks, Smith, Holcomb and Wexler in recent years that contain change-in-control provisions, as further described below. Patterson-UTI believes that such agreements may under certain circumstances protect Patterson-UTI’s interest by discouraging the NEOs from leaving employment out of concern for the security of their jobs or from otherwise being unable to concentrate on their work. We believe that the change in control agreements may also help Patterson-UTI attract and retain new key employees by reducing the personal uncertainty and anxiety that arises from the possibility of a future business combination. Any future change in control or severance agreements will be approved subject to the circumstances existing at the time.

As was customary when the change in control agreement with Mr. Berns was entered into more than twenty years ago, the change-in-control agreement provides Mr. Berns with a full gross-up payment for any excise taxes imposed on payments and benefits received under the change-in-control agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than ten years ago, to no longer approve tax gross-ups in connection with compensation arrangements, and the employment agreements entered into with Messrs. Hendricks, Smith, Holcomb and Wexler, which are described above, do not include a tax gross-up provision.
Severance Agreement. In order to address prior severance agreements between UTI Energy Corp. and Mr. Berns, Patterson-UTI has entered into a written letter agreement with Mr. Berns pursuant to which Patterson-UTI has agreed to pay Mr. Berns within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to this letter agreement will reduce dollar for dollar any payment owed to Mr. Berns, if any, pursuant to the change-in-control agreement referenced above.
Qualified Retiree Program. During 2024, the Compensation Committee approved and adopted the Patterson-UTI Energy, Inc. Qualified Retiree Program (the “Retiree Program”) for certain senior employees of the Company, including the NEOs. Under the Retiree Program, eligible employees who retire after providing at least six months’ prior notice and (i) are at least 55 years of age and (ii) have completed at least five total years of service with Patterson-UTI (with at least five continuous years of service completed as of immediately prior to the retirement date), will receive the following benefits:
•continued vesting of any unvested equity-based awards outstanding as of the retirement date that are subject solely to time-based vesting conditions; and
•continued eligibility to earn a pro-rata annual bonus for the year of retirement based on actual Company performance relative to all applicable performance objectives.
If a participant in the Retiree Program is terminated by Patterson-UTI or any of its subsidiaries without cause after having provided the requisite notice of retirement but before his or her retirement date, the participant will also receive the benefits described above. We believe that the Retiree Program provides a framework for senior employees, including our NEOs, transitioning into retirement to remain incentivized to transfer knowledge and assist in long-term organizational success following their retirement, thereby benefiting Patterson-UTI. Messrs. Hendricks, Holcomb and Berns currently meet the age and service requirements for retirement under the Retiree Program.
We believe the employment agreements, the Holcomb letter agreements, the change-in-control agreement, the severance agreement and the Retiree Program are important components of our overall executive compensation program. These agreements and program set forth the manner by which the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the executive officer’s employment. We believe that severance protections, particularly in the context of a change-in-control transaction, play a critical role in attracting and retaining key executive officers. Providing this type of protection is common in the oilfield services industry. In addition, these benefits serve our interests by promoting a continuity of management and aligning management’s interests with those of our stockholders in the context of an actual or threatened change in control transaction.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Gary M. Halverson, Chair
Tiffany (TJ) Thom Cepak
Curtis W. Huff
Amy H. Nelson

EXECUTIVE COMPENSATION
The following table sets forth information concerning compensation for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022 with respect to the principal executive officer, the principal financial officer and the other Named Executive Officers of Patterson-UTI:

Summary Compensation Table

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)		Non-equity Incentive plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
William Andrew Hendricks, Jr.	2024	1,300,000	—	9,004,376	(5)	1,733,000	13,800	12,051,176
President & Chief	2023	1,000,000	—	5,930,679		1,340,129	13,200	8,284,008
Executive Officer	2022	1,000,000	—	7,768,767		2,187,500	12,200	10,968,467

C. Andrew Smith	2024	680,000	360,000	2,225,112	(6)	798,000	13,800	4,076,912
Executive Vice President &	2023	450,000	—	2,076,670		603,058	13,200	3,142,928
Chief Financial Officer	2022	450,000	—	2,718,489		984,375	12,200	4,165,064

Kenneth N. Berns	2024	590,000	300,000	1,853,888	(7)	629,000	—	3,372,888
Executive Vice President &	2023	450,000	—	1,976,893		603,058	—	3,029,951
Chief Commercial Officer	2022	450,000	—	2,588,724		984,375	—	4,023,099

James M. Holcomb	2024	670,000	1,000,000	2,118,692	(8)	700,000	13,800	4,502,492
Executive Vice President &	2023	513,635	250,000	1,694,098		536,051	13,200	3,006,984
Chief Business Officer	2022	465,000	224,000	1,553,892		651,000	12,200	2,906,092

Seth D. Wexler	2024	650,000	460,000	1,907,098	(9)	693,000	13,800	3,723,898
Executive Vice President, General	2023	475,000	—	1,531,624		407,399	13,200	2,427,223
Counsel & Secretary	2022	475,000	—	2,007,723		665,000	12,200	3,159,923
_____________
(1)The bonuses paid to Messrs. Smith and Berns in 2024 were synergy milestone payments, as described in "Other Bonuses" above. The bonuses paid to Mr. Holcomb in 2024 and 2023 were retention payments pursuant to his letter agreement entered into in connection with the NexTier merger, as described in "Employment-Related Agreements and Other Matters–Holcomb Letter Agreements" above. The 2024 bonus paid to Mr. Wexler comprised $100,000 in connection with his promotion and $360,000 of synergy milestone payments as described in "Other Bonuses" above. Additionally, for Mr. Holcomb, the bonus amount for 2022 represents the incremental increase to his 2022 bonus approved in connection with his promotion to Chief Operating Officer on January 1, 2023.
(2)Amounts include the fair value of awards at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock units and performance units awarded to the Named Executive Officers in the fiscal years ended December 31, 2024, 2023 and 2022. For additional information related to the assumptions used in the valuation of restricted stock units and performance units, see Note 12 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. The fair value of performance unit awards was determined based on a Monte-Carlo simulation model, which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718. The Monte-Carlo simulation model takes into account expected price movement of Patterson-UTI stock as compared to the applicable peer group and, for the 2022 and 2023 performance unit awards, the S&P 500 Index. The Monte-Carlo simulation model assigned a higher value to each 2024 performance unit award than the closing price of Patterson-UTI’s stock on the grant date. Therefore, the value reflected in the 2024 Summary Compensation Table does not reflect the target award values shown in the 2024 Long-Term Incentive Grants section of the "Compensation Discussion and Analysis" in this proxy statement.
(3)Amounts represent annual cash bonuses earned for the fiscal years ended December 31, 2024, 2023 and 2022.
(4)Amounts reflect contributions to the Company's 401(k) plan by Patterson-UTI.
(5)The 2024 amount includes $4,164,912 related to an annual award of restricted stock units and $4,839,464 related to an award of performance units during 2024. Assuming maximum performance, the value of the performance unit award would be $8,669,088 (calculated using the closing price of Patterson-UTI’s common stock on the grant date and assuming maximum payout of two times the target number of shares).
(6)The 2024 amount includes $1,028,952 related to an annual award of restricted stock units and $1,196,160 related to an award of performance units during 2024. Assuming maximum performance, the value of the performance unit award would be $2,142,720 (calculated using the closing price of Patterson-UTI’s common stock on the grant date and assuming maximum payout of two times the target number of shares).

(7)The 2024 amount includes $857,088 related to an annual award of restricted stock units and $996,800 related to an award of performance units during 2024. Assuming maximum performance, the value of the performance unit award would be $1,785,600 (calculated using the closing price of Patterson-UTI’s common stock on the grant date and assuming maximum payout of two times the target number of shares).
(8)The 2024 amount includes $979,848 related to an annual award of restricted stock units and $1,138,844 related to an award of performance units during 2024. Assuming maximum performance, the value of the performance unit award would be $2,040,048 (calculated using the closing price of Patterson-UTI’s common stock on the grant date and assuming maximum payout of two times the target number of shares).
(9)The 2024 amount includes $881,640 related to an annual award of restricted stock units and $1,025,458 related to an award of performance units during 2024. Assuming maximum performance, the value of the performance unit award would be $1,836,936 (calculated using the closing price of Patterson-UTI’s common stock on the grant date and assuming maximum payout of two times the target number of shares).
The following table sets forth information concerning grants of plan-based awards during the fiscal year ended December 31, 2024 to the Named Executive Officers:

Grants of Plan-Based Awards

			Estimated Future Payouts under Non-equity Incentive Plan Awards (1)			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)(2)
William Andrew Hendricks, Jr.			812,500	1,625,000	3,250,000	—	—	—	—	$—
	5/9/24	(3)	—	—	—	194,200	388,400	776,800	—	$4,839,464
	5/9/24	(4)	—	—	—	—	—	—	373,200	$4,164,912
C. Andrew Smith			374,000	748,000	1,496,000	—	—	—	—	$—
	5/9/24	(3)	—	—	—	48,000	96,000	192,000	—	$1,196,160
	5/9/24	(4)	—	—	—	—	—	—	92,200	$1,028,952
Kenneth N. Berns			295,000	590,000	1,180,000	—	—	—	—	$—
	5/9/24	(3)	—	—	—	40,000	80,000	160,000	—	$996,800
	5/9/24	(4)	—	—	—	—	—	—	76,800	$857,088
James M. Holcomb			335,000	670,000	1,340,000	—	—	—	—	$—
	5/9/24	(3)	—	—	—	45,700	91,400	182,800	—	$1,138,844
	5/9/24	(4)	—	—	—	—	—	—	87,800	$979,848
Seth D. Wexler			325,000	650,000	1,300,000	—	—	—	—	$—
	5/9/24	(3)	—	—	—	41,150	82,300	164,600	—	$1,025,458
	5/9/24	(4)	—	—	—	—	—	—	79,000	$881,640
____________
(1)The 2024 non-equity incentive cash bonus plan for the fiscal year ended December 31, 2024 set a target opportunity for each executive’s annual cash bonus as a percent of salary, with payout contingent upon meeting Patterson-UTI’s financial goals and other KPIs as described above in “Compensation Discussion and Analysis - Annual Incentive Compensation”.
(2)The grant date fair value of restricted stock units was based on the closing price of Patterson-UTI common stock on the date of grant, and the grant date fair value of performance unit awards was determined based on a Monte-Carlo simulation model, each of which is consistent with the valuation used by Patterson-UTI for the recognition of compensation expense under FASB ASC Topic 718.
(3)On May 9, 2024, Patterson-UTI granted performance unit awards to the Named Executive Officers. These awards provide for the recipients to receive shares of Patterson-UTI common stock upon the achievement of certain performance goals established by Patterson-UTI during a specified period, as described in “Compensation Discussion and Analysis – Long-Term Incentive Compensation”.
(4)Restricted stock units were awarded to the Named Executive Officers pursuant to the 2021 Long-Term Incentive Plan. Ordinary dividends are accrued on unvested restricted stock units and paid upon vesting. The rate at which these dividends are paid or accrued is the same rate at which ordinary dividends are paid on all other shares of common stock. The restricted stock units vest over a three-year period as follows: one-third on May 9, 2025, one-third on May 9, 2026 and one-third on May 9, 2027.
The following table sets forth information concerning outstanding equity awards at December 31, 2024 for the Named Executive Officers:

Outstanding Equity Awards at Fiscal Year-End

				Stock Awards
	Option Awards			Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(2)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date
William Andrew Hendricks, Jr.	257,000	$20.33	4/20/2025	593,800	(3)	$4,904,788	412,950	(4)	$3,410,967
	315,400	$18.54	4/25/2026
C. Andrew Smith	—	—	—	169,467	(3)	$1,399,797	124,550	(4)	$1,028,783
Kenneth N. Berns	154,200	$20.33	4/20/2025	150,334	(3)	$1,241,759	112,900	(4)	$932,554
	189,100	$18.54	4/25/2026
James M. Holcomb	—	—	—	145,734	(3)	$1,203,763	100,200	(4)	$827,652
Seth D. Wexler	—	—	—	136,000	(3)	$1,123,360	97,650	(4)	$806,589
_____________
(1)Based on the closing price of Patterson-UTI common stock on December 31, 2024 of $8.26 per share.
(2)The 2022, 2023 and 2024 performance unit awards reflected in this column were granted on April 29, 2022, May 5, 2023, and May 9, 2024, respectively. These awards provide for an award of shares of Patterson-UTI common stock to the recipient based on Patterson-UTI’s total stockholder return compared to our performance peer group at the time of grant. The 2022 and 2023 awards are subject to a performance period of April 1 of the grant year through March 31 of the third year following the grant year. The 2024 awards are subject to three separate performance periods—a one-year performance period, a two-year performance period and a three-year performance period, each commencing on April 1, 2024. All performance unit awards provide for a target payout based on a target level of total stockholder return compared to the performance peer group. The amounts presented in this column represent the threshold payout under the 2022, 2023, and 2024 performance unit awards. Based on Patterson-UTI’s total stockholder return during the performance period, the recipients could receive a number of shares ranging from no shares to two times the target number of shares granted. If Patterson-UTI’s total stockholder return is negative, then the number of shares received by the recipients will be capped at the target number of shares.
(3)These restricted stock units vest as follows:

	4/29/2025	5/5/2025	5/9/2025	5/5/2026	5/9/2026	5/9/2027	Total
William Andrew Hendricks, Jr.	59,600	80,500	124,400	80,500	124,400	124,400	593,800
C. Andrew Smith	20,867	28,200	30,733	28,200	30,733	30,734	169,467
Kenneth N. Berns	19,867	26,833	25,600	26,834	25,600	25,600	150,334
James M. Holcomb	11,934	23,000	29,266	23,000	29,267	29,267	145,734
Seth D. Wexler	15,400	20,800	26,333	20,800	26,333	26,334	136,000
(4)Includes performance unit awards as follows:

	2022 Performance Unit Awards	2023 Performance Unit Awards	2024 Performance Unit Awards	Total
William Andrew Hendricks, Jr.	93,050	125,700	194,200	412,950
C. Andrew Smith	32,550	44,000	48,000	124,550
Kenneth N. Berns	31,000	41,900	40,000	112,900
James M. Holcomb	18,600	35,900	45,700	100,200
Seth D. Wexler	24,050	32,450	41,150	97,650
The amounts presented in this table represent the threshold payout under the 2022, 2023, and 2024 performance unit awards, although relative TSR performance as of December 31, 2024 would result in no payout for these performance unit awards.
The following table sets forth information concerning options exercised and stock awards vested during the fiscal year ended December 31, 2024 for the Named Executive Officers.

Option Exercises and Stock Vested

	Option awards		Stock awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($) (1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
William Andrew Hendricks, Jr.	—	$—	584,436	$6,499,710
C. Andrew Smith	—	$—	215,915	$2,401,973
Kenneth N. Berns	—	$—	212,929	$2,369,192
James M. Holcomb	—	$—	127,701	$1,417,403
Seth D. Wexler	—	$—	146,402	$1,627,888
_____________
(1)Value realized on vesting is based on the closing price of Patterson-UTI common stock on the day the respective shares vested; provided that if the stock market was closed on the day the respective awards vested, the value realized on vesting is based on the closing price of Patterson-UTI common stock on the last day the stock market was open immediately prior to the day the respective awards vested.

No Pension Benefits or Nonqualified Deferred Compensation
Patterson-UTI does not provide any pension benefits for any of the Named Executive Officers. None of the Named Executive Officers had any items of nonqualified deferred compensation during 2024. As a result, tables with respect to pension benefits and nonqualified deferred compensation have not been provided.

EMPLOYMENT-RELATED AGREEMENTS
Employment, Change in Control and Severance Agreements

Employment Agreements with Messrs. Hendricks, Smith, Holcomb and Wexler
As described above under “Employment-Related Agreements and Other Matters - Employment, Change in Control and Severance Agreements,” Patterson-UTI has entered into Employment Agreements with Messrs. Hendricks, Smith, Holcomb and Wexler. Each Employment Agreement provides for, among other things, severance payments following termination by Patterson-UTI of the executive other than for cause, or termination by the executive for good reason (as defined in each Employment Agreement). Under these provisions, if the executive's employment is terminated by Patterson-UTI without cause, or the executive terminates his employment for good reason:
•the executive will have the right to receive a lump-sum payment consisting of 3 times (in the case of Mr. Hendricks) or 2.5 times (in the case of Messrs. Smith, Holcomb and Wexler) the sum of (i) his base salary and (ii) the average annual cash bonus received by him for the three years prior to the date of termination,
•the executive will have the right to receive a pro-rated lump-sum payment equal to his annual cash bonus based on actual results for the year, payable at the same time as annual cash bonuses are paid to active employees,
•Patterson-UTI will accelerate vesting of all time-based equity, phantom equity and long-term cash incentive awards on the 60th day following the executive’s termination,
•Patterson-UTI will cause all performance-based equity, phantom equity and long-term cash incentive awards to continue in effect through the end of the applicable performance period and vest based on actual results as if the executive had remained employed through the end of the applicable performance period, and
•Patterson-UTI will pay the executive certain accrued obligations and certain obligations pursuant to the terms of employee benefit plans.
However, if a termination by Patterson-UTI other than for cause or by the executive for good reason occurs following a change in control (which is defined in a substantially similar manner to the definition in Mr. Berns' CIC Agreement (as defined below)), the executive will generally be entitled to the same severance payments and benefits described above except that (i) the pro-rated lump-sum payment for annual cash bonuses will be based on the executive’s highest annual cash bonus for the last three years, (ii) the executive will be entitled to 36 months (in the case of Mr. Hendricks) or 30 months (in the case of Messrs. Smith, Holcomb and Wexler) of subsidized benefits continuation coverage, and (iii) the performance-based equity, phantom equity and long-term cash incentive awards will be accelerated based on the target level of performance on the 60th day following the executive’s termination.
As described above under “Holcomb Letter Agreements,” Mr. Holcomb has entered into a letter agreement with Patterson-UTI pursuant to which he may continue in his role as Executive Vice President and Chief Business Officer of the Company until (i) December 31, 2026 (if Mr. Holcomb so elects and provides at least three months' prior notice to the Company), or (ii) December 31, 2027 (as applicable, the "Transition Date"). From the Transition Date through September 30, 2030, Mr. Holcomb has agreed to serve as a non-executive advisor, providing transition and advisory services as and when reasonably requested by the Company's Chief Executive Officer or his designee. Mr. Holcomb will not be entitled to any severance payments and benefits upon his termination of employment on September 30, 2030, and if Mr. Holcomb voluntarily resigns prior to September 30, 2030, he will not be eligible for any benefits under the Retiree Program or accelerated vesting of any performance-based equity awards on account of a termination of employment due to retirement.

Change in Control Agreement with Mr. Berns
As described above under “Employment-Related Agreements and Other Matters - Employment, Change in Control and Severance Agreements,” Patterson-UTI has a Change in Control Agreement with Mr. Berns (the “CIC Agreement”). The CIC Agreement was entered into in 2004 to protect Mr. Berns should a change in control occur, thereby encouraging Mr. Berns to remain in the employ of Patterson-UTI and not be distracted from the performance of his duties to Patterson-UTI by the possibility of a change in control.
The CIC Agreement generally has an initial term with automatic 12-month renewals unless Patterson-UTI notifies Mr. Berns at least 90 days before the end of such renewal period that the term will not be extended. If a change in control of Patterson-UTI occurs during the term of the CIC Agreement and Mr. Berns’ employment is terminated (i) by Patterson-UTI other than for cause or other than automatically as a result of death, disability or retirement, or (ii) by Mr. Berns for good reason (as those terms are defined in the CIC Agreement), then Mr. Berns will generally be entitled to, among other things:
•a bonus payment equal to the highest bonus paid after the CIC Agreement was entered into (such bonus payment prorated for the portion of the fiscal year preceding the termination date);
•a payment equal to 2 times the sum of (i) the highest annual salary in effect for Mr. Berns and (ii) the average of the three annual bonuses earned by Mr. Berns for the three fiscal years preceding the termination date; and
•continued coverage under Patterson-UTI’s welfare plans for up to two years.
As was customary when the CIC Agreement was entered into more than fifteen years ago, the CIC Agreement provides Mr. Berns with a full gross-up payment for any excise taxes imposed on payments and benefits received under the CIC Agreement or otherwise, including other taxes that may be imposed as a result of the gross-up payment. As indicated above, the Compensation Committee subsequently adopted a policy, more than five years ago, to no longer approve tax gross-ups in connection with compensation arrangements, and the employment agreements entered into with Messrs. Hendricks, Smith, Holcomb and Wexler, which are described above, do not include a tax gross-up provision.
A “change in control” is principally defined by the CIC Agreement as:
•an acquisition by any individual, entity or group of beneficial ownership of 35% or more of either Patterson-UTI’s then outstanding common stock or the combined voting power of the then outstanding voting securities of Patterson-UTI entitled to vote in the election of directors,
•a change occurs in which the members of the Board of Directors as of the date of the CIC Agreement cease to constitute at least a majority of Patterson-UTI’s Board of Directors unless that change occurs through a vote of at least a majority of the incumbent members of the Board of Directors, or
•a change in the beneficial ownership of Patterson-UTI following consummation of a reorganization, merger, consolidation, sale of Patterson-UTI or any subsidiary of Patterson-UTI or a disposition of all or substantially all of the assets of Patterson-UTI, in which the beneficial owners immediately prior to the transaction own 65% or less of outstanding common stock of the newly combined or merged entity.

Severance Agreement with Mr. Berns
To address a prior severance agreement between UTI Energy Corp. and Mr. Berns, Patterson-UTI has entered into a written letter agreement with Mr. Berns pursuant to which Patterson-UTI has agreed to pay Mr. Berns within ten days of the termination of his employment with Patterson-UTI for any reason (including voluntary termination by him), an amount in cash equal to his annual base salary at the time of such termination. Any payment made by Patterson-UTI pursuant to this letter agreement will reduce dollar for dollar any payment owed to Mr. Berns, if any, pursuant to the CIC Agreement.

Qualified Retiree Program
During 2024, the Compensation Committee approved and adopted the Retiree Program, described above under “Employment-Related Agreements and Other Matters - Employment, Change in Control and Severance Agreements.” Under the Retiree Program, eligible retirees will receive: (1) continued vesting of any unvested equity-based awards outstanding as of the retirement date that are subject solely to time-based vesting conditions; and (2) continued eligibility to earn a pro-rata annual bonus for the year of retirement based on actual Company performance relative to all applicable performance objectives. As of December 31, 2024, each of Messrs. Hendricks, Holcomb and Berns met the age and service requirements under the Retiree Program. Had they delivered the requisite notice and retired on December 31, 2024, they would have been entitled to continued vesting in the following equity awards (that would have otherwise been unvested and forfeited; with the fair value based on the market price of Patterson-UTI common stock at December 31, 2024) and to receive the 2024 annual bonus amounts set forth in "Executive Compensation - Summary Compensation Table" above:

	Shares	Fair Value
William Andrew Hendricks, Jr.	593,800	$4,904,788
Kenneth N. Berns	150,334	$1,241,759
James M. Holcomb	145,734	$1,203,763

Equity Award Agreements with Named Executive Officers
Outstanding awards held by the Named Executive Officers do not provide for acceleration solely upon a change in control, and instead provide for acceleration only upon the executive’s termination of employment without cause or termination by the executive for good reason following a change in control.
All restricted stock unit and performance unit awards held by the Named Executive Officers provide that in the event of termination of employment due to death or disability, the holder would vest in a portion of the award. Such terminations at December 31, 2024 would have resulted in the issuance of the following shares pursuant to the accelerated vesting of restricted stock units (with the fair value based on the market price of Patterson-UTI common stock at December 31, 2024):

	Shares	Fair Value
William Andrew Hendricks, Jr.	173,649	$1,434,341
C. Andrew Smith	52,518	$433,799
Kenneth N. Berns	47,624	$393,374
James M. Holcomb	42,120	$347,911
Seth D. Wexler	41,111	$339,577
In the event of termination of employment due to death or disability, the holders of performance units and phantom units would vest in the portion of the award that was earned at the time of death or disability. This payment would be determined at the end of the performance period and would equal the amount that the holder would have received at that time, pro-rated for the amount of time from the date of grant through the date of death or disability.

Potential Payments Upon a Termination or Change in Control
Amounts that each of the Named Executive Officers would be entitled to under the employee’s CIC Agreement or Employment Agreement and other award agreements if a change in control had occurred as of December 31, 2024 and the employee’s employment was terminated by Patterson-UTI other than for cause or terminated by the employee for good reason (as defined in the CIC Agreement or the Employment Agreement and applicable award agreements) are reflected in the following table:

	Cash Payments		Other Benefits
Name	Bonus Payment ($)(1)	Salary and Bonus ($)(2)	Stock Awards ($)(3)	Performance Unit Awards ($)(4)	Other Benefits ($)(5)	Total ($)
William Andrew Hendricks, Jr.	$2,187,500	$8,990,129	$4,904,788	$6,821,934	$48,436	$22,952,787
C. Andrew Smith	$984,375	$3,608,798	$1,399,797	$2,057,566	$37,758	$8,088,294
Kenneth N. Berns	$1,397,022	$2,707,039	$1,241,759	$1,865,108	$—	$7,210,928
James M. Holcomb	$651,000	$3,051,709	$1,203,763	$1,655,304	$21,100	$6,582,876
Seth D. Wexler	$665,000	$2,914,499	$1,123,360	$1,613,178	$40,363	$6,356,400
_______________
(1)In the case of Messrs. Hendricks, Smith, Holcomb and Wexler, the assumed bonus is equal to the highest annual bonus paid in the three years prior to 2024. In the case of Mr. Berns, the assumed bonus payment is equal to the highest annual bonus paid from the time the CIC Agreement was entered into through December 31, 2024.
(2)The assumed salary and bonus payment represents 3.0 times (in the case of Mr. Hendricks), 2.5 times (in the case of Messrs. Smith, Holcomb and Wexler) or 2.0 times (in the case of Mr. Berns) of the sum of the 2024 salary in effect for each employee and the average of the annual bonuses earned by each employee for 2023, 2022 and 2021. Bonus amounts earned in 2024 were not considered in this calculation as they were not determined until after December 31, 2024.
(3)Each of the stock award agreements provide that unvested awards will vest upon the executive’s termination of employment without cause or termination by the executive for good reason following a change in control. Amounts presented in the table represent the value of unvested stock awards using the market price of Patterson-UTI common stock on December 31, 2024 of $8.26 per share.
(4)Share settled performance unit agreements include a provision that, upon the executive’s termination of employment without cause or termination by the executive for good reason following a change in control, the Named Executive Officer will receive an award of shares equal to the target amount set forth in each agreement. Amounts presented in the table represent the assumed award of the target number of shares if a change in control had occurred on December 31, 2024, valued at the December 31, 2024 closing price of Patterson-UTI common stock of $8.26 per share.
(5)Messrs. Hendricks, Smith, Holcomb and Wexler participated in Patterson-UTI’s health and welfare plans as of December 31, 2024. The amounts presented represent Patterson-UTI’s portion of the premiums for three years in the case of Mr. Hendricks and 30 months in the case of Messrs. Smith, Holcomb and Wexler. No tax gross-up payment would have been payable to Mr. Berns under the terms of his CIC Agreement.
In the event of a termination of employment of Mr. Berns for any reason, including voluntary termination, Mr. Berns would be entitled to an amount in cash equal to his annual base salary at the time of such termination. Any such payment made by Patterson-UTI will reduce dollar for dollar any payment owed to Mr. Berns that is reflected in the table above. In the case of Messrs. Hendricks, Smith, Holcomb or Wexler, if the executive’s employment was terminated by Patterson-UTI other than for cause or terminated by the executive for good reason (as defined in the Employment Agreement) and not in connection with a change-in-control, then the executive would be entitled to the same potential payments and benefits as set forth in the table above. Additionally, upon a termination by Patterson-UTI other than for cause or a termination by the executive for good reason and not in connection with a change-in-control, the potential payments and benefits set forth in the table above with respect to the performance units and phantom units would not be paid at the time of such termination, as such awards would instead remain outstanding through the end of the applicable performance period, subject to achievement of the applicable performance measures.
With respect to Messrs. Hendricks, Smith, Holcomb or Wexler, the foregoing severance benefits (other than the accrued obligations and benefit obligations) are conditioned on the executive’s execution of a release within 50 days of his termination that is not revoked during any applicable revocation period provided in such release. Their employment agreements also contain covenants and restrictions, including non-competition and non-solicitation provisions pursuant to which the executive will not be permitted to compete with Patterson-UTI in certain circumstances for a period of one year following termination of employment.

Pay Ratio
Under rules adopted pursuant to the Dodd-Frank Act of 2010, we are required to calculate and disclose the total compensation paid to our median employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our CEO. The paragraphs that follow describe our methodology and the resulting CEO pay ratio for 2024.
We identified the median employee using our employee population on December 31, 2024. At December 31, 2024, we had 8,708 employees located in the United States and 367 employees located in other countries.
In identifying the median employee, in accordance with SEC rules, we relied on the de minimis exception to decrease the number of countries where we obtained data, which resulted in us excluding 367 employees in the following countries: Argentina (19 employees), Australia (7 employees), Canada (160 employees), Colombia (89 employees), Ecuador (17 employees), Mexico (14 employees), Oman (16 employees), Saudi Arabia (41 employees) and Ukraine (4 employees).
The compensation measure we used to identify the median employee was W-2 wages. We chose this compensation measure as it applied to all U.S. employees, allowing for accessibility and broad comparability.
The total annual compensation for the year ended December 31, 2024 was calculated as $140,204 for our median employee and $12,051,176 for our CEO as reflected in the “Total” column of the Summary Compensation Table. The ratio of our CEO’s pay to that of our median employee for 2024 was approximately 86 times. The pay ratio provided is a reasonable estimate calculated in a manner consistent with SEC rules.
Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allows companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters and offices in different states and countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Pay Versus Performance

Pay Versus Performance Table
The following table sets forth specified executive compensation and financial performance measures for the Company’s five most recently completed fiscal years, and cumulative total shareholder return (TSR) information for the Company and a peer group for the 1-, 2-, 3-, 4- and 5-year periods commencing as of December 31, 2019, as required by Item 402(v) of Regulation S-K:

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($) (1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($) (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($) (2) (3)	Total Shareholder Return	Peer Group Total Shareholder Return (4)	Net Income (Loss) ($ in thousands)	Operating Cash Flow ($ in millions) (5) (6)
2024	$12,051,176	$6,373,765	$3,919,048	$2,454,344	87	102	$(966,399)	$568.1
2023	$8,284,008	$(9,501,753)	$2,901,772	$(2,575,133)	110	115	$245,952	$530.9
2022	$10,968,467	$32,675,932	$3,563,545	$9,767,320	168	113	$154,658	$332.3
2021	$8,017,005	$14,736,737	$2,696,782	$4,588,122	83	70	$(654,545)	$49.0
2020	$3,722,515	$1,228,134	$1,089,349	$710,831	51	58	$(803,692)	$86.5
(1)The dollar amounts reported in this column represent the amount of “compensation actually paid” to our Principal Executive Officer (“PEO”), as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received. In accordance with these rules, these amounts reflect Total compensation as set forth in the Summary Compensation Table for each year, with adjustments made to 2024 Total compensation as shown below. Adjustments for prior fiscal years are reflected in the Pay Versus Performance Section of our 2023 and 2024 proxy statements. The fair value of performance unit and phantom unit awards was determined based on a Monte-Carlo simulation model that takes into account expected price movement of Patterson-UTI stock as compared to peer companies and relevant market indices, as of the relevant measurement dates. Assumptions used in the Monte-Carlo simulation model include assumptions regarding volatility, the risk-free interest rate, dividend yield, and stock beta. Due to differences in measurement dates, the assumptions used in these valuations could differ materially from the assumptions used to determine the fair value as of the grant date of such awards.

Compensation Actually Paid to PEO	2024
Summary Compensation Table Total	$12,051,176
Less, value of Stock Awards reported in Summary Compensation Table	$9,004,376
Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$5,867,696
Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$(3,350,624)
Plus (less), change in fair value from prior year-end to vesting date of equity awards granted in prior years that vested in the year	$809,893
Total	$6,373,765
(2)The non-PEO Named Executive Officers for each of the covered fiscal years are Messrs. Smith, Berns, Holcomb and Wexler.
(3)The dollar amounts reported in this column represent the average amount of “compensation actually paid” to the other Named Executive Officers, as computed in accordance with Item 402(v) of Regulation S-K and do not reflect the total compensation actually realized or received by the Named Executive Officers. In accordance with these rules, these amounts reflect average Total compensation as set forth in the Summary Compensation Table for each year, with adjustments made to average 2024 Total compensation as shown below. Adjustments for prior fiscal years are reflected in the Pay Versus Performance Section of our 2023 and 2024 proxy statements. The fair value of performance unit awards was determined based on a Monte-Carlo simulation model that takes into account expected price movement of Patterson-UTI stock as compared to peer companies and relevant market indices, as of the relevant measurement dates. Assumptions used in the Monte-Carlo simulation model include assumptions regarding volatility, the risk-free interest rate, dividend yield, and stock beta. Due to differences in measurement dates, the assumptions used in these valuations could differ materially from the assumptions used to determine the fair value as of the grant date of such awards.

Average Compensation Actually Paid to Other Named Executive Officers	2024
Average Summary Compensation Table Total	$3,919,048
Less, average value of Stock Awards reported in Summary Compensation Table	$2,026,198
Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$1,320,305
Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	$(1,002,558)
Plus (less), change in fair value from prior year-end to vesting date of equity awards granted in prior years that vested in the year	$243,747
Total	$2,454,344
(4)The peer group used for the calculation of Peer Group Total Shareholder Return is the Oilfield Service Index(OSX).
(5)The Company-Selected Measure is Operating Cash Flow, which is not defined by U.S. GAAP. Operating cash flow is defined herein as Adjusted EBITDA less cash capital expenditures (as adjusted for any Board-approved increase in capital expenditures after incentive plan performance targets were set). Adjusted EBITDA is defined herein as net income (loss) plus net interest expense, income tax expense (benefit) and depreciation, depletion, amortization and impairment expense (including impairment of goodwill), excluding any M&A related or restructuring charges. For 2024, these measures were further adjusted to (i) exclude the impact on Adjusted EBITDA of severance costs related to the departure of a legacy NexTier executive, (ii) exclude the impact on Operating Cash Flow and Adjusted EBITDA of certain legal fees from an Ulterra legal proceeding and (iii) include in Operating Cash Flow the proceeds from the sale of assets. Adjustments to these measures for prior fiscal years are described in the 2023 and 2024 proxy statement.
(6)While SEC guidance under Item 402(v) of Regulation S-K does not permit the use of multi-year relative Total Shareholder Return as a permissible Company-Selected Measure for the table above, the Company views 3-year relative Total Shareholder Return as the most important measure used to link executive “compensation actually paid” to Company performance.

Other Financial and Non-Financial Measures Used
The Company considers the following financial and non-financial measures to be the most important measures used to link executive compensation actually paid to company performance for the most recently completed fiscal year:

Most Important Measures Used to Link Executive Compensation Actually Paid to Company Performance
Absolute Total Stockholder Return
Relative Total Stockholder Return
Operating Cash Flow
Adjusted EBITDA
Health, Safety and Environmental Performance
Please see “Compensation Discussion and Analysis” elsewhere in this proxy statement for additional information regarding these measures.

Relationship Between Compensation Actually Paid and TSR, Net Income and Company-Selected Measure
The following chart(s) show a graphical relationship between Compensation Actually Paid (PEO and Average Other NEOs) to the Company’s TSR, Net Income, and Operating Cash Flow, as well as between the Company TSR and Peer Group TSR for the five-year period ended December 31, 2024:

Indemnification Agreements
Patterson-UTI has entered into an indemnification agreement with each of the Named Executive Officers and each of its directors containing provisions that may require Patterson-UTI, among other things, to indemnify such executive officers and directors against liabilities that may arise by reason of their status or service as executive officers or directors (subject to certain exceptions) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

DIRECTOR COMPENSATION
The following table sets forth information concerning compensation for the fiscal year ended December 31, 2024 with respect to the directors of Patterson-UTI who are not executive officers:

Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation ($)		Total ($)
Leslie A. Beyer	$115,000	$174,992	$—	$—		$289,992
Tiffany (TJ) Thom Cepak	$135,000	$174,992	$—	$—		$309,992
Robert W. Drummond	$107,500	$174,992	$—	$2,475,000	(3)	$2,757,492
Gary M. Halverson	$130,000	$174,992	$—	$—		$304,992
Curtis W. Huff	$187,500	$244,998	$—	$—		$432,498
Cesar Jaime	$117,500	$174,992	$—	$—		$292,492
Janeen S. Judah	$117,500	$174,992	$—	$—		$292,492
Amy H. Nelson	$125,000	$174,992	$—	$—		$299,992
Julie Robertson	$125,000	$174,992	$—	$—		$299,992
James C. Stewart	$125,000	$174,992	$—	$—		$299,992
_______________
(1)Amounts represent the fair value at the date of grant as determined in accordance with FASB ASC Topic 718 with respect to restricted stock units awarded to the directors in the fiscal year ended December 31, 2024. For additional information related to the assumptions used and valuation of restricted stock units, see Note 12 to the consolidated financial statements in Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Mses. Beyer, Cepak, Judah, Nelson and Robertson and Messrs. Drummond, Halverson, Jaime and Stewart received an award of 16,203 restricted stock units, and Mr. Huff received an award of 22,685 restricted stock units, on January 1, 2024 with a grant date value of $10.80 per restricted stock unit.
(2)No options were issued to directors during the fiscal year ended December 31, 2024. As of December 31, 2024, Ms. Cepak and Mr. Huff held the following options to purchase shares of Common Stock:

	Number of Securities Underlying Unexercised Options (#)
Name	Exercisable	Unexercisable	Total
Tiffany (TJ) Thom Cepak	10,000	—	10,000
Curtis W. Huff	10,000	—	10,000
(3)Amounts reflect severance paid to Mr. Drummond in 2024. Prior to the NexTier merger, NexTier and Mr. Drummond were party to an employment agreement pursuant to which Mr. Drummond became eligible to receive severance benefits upon his qualifying termination of employment, which occurred immediately following the closing of the NexTier merger in 2023. Accordingly, Mr. Drummond entered into a Separation Agreement and General Release of Claims with NexTier, effective as of September 1, 2023, which provides for, among other severance amounts, a cash amount equal to three times the sum of his annual base salary plus annual target bonus, payable over 36 months (of which $2,475,000 was paid in 2024).
Directors who are also employees of Patterson-UTI do not receive compensation for serving as a director or as a member of a committee of the Board of Directors. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with serving as a member of the Board of Directors. The Compensation Committee annually reviews director compensation using a director compensation peer benchmarking process, and recommends any changes to the Board of Directors for approval. No changes were made to director compensation following the most recent annual review in December 2024.
The current compensation for non-employee directors is as follows: Each non-employee director receives an annual base cash retainer of $100,000 and an award of restricted stock units on January 1 of each year with a grant date value of $175,000. The non-Executive Chairman receives an additional annual cash retainer of $70,000 and an award of additional restricted stock units with a grant date value of $70,000. At times while the Board has an Executive Chairman, the Lead Director receives an additional annual cash retainer of $20,000.

Each non-employee director receives additional annual cash retainers for the committees on which he or she serves as follows:

	Chair	Member
Compensation Committee	$20,000	$10,000
Nominating and Corporate Governance Committee	$15,000	$7,500
Audit Committee	$25,000	$10,000
Sustainability Committee	$15,000	$7,500

CERTAIN TRANSACTIONS
Patterson-UTI has a written policy with respect to related person transactions. In accordance with this policy, related person transactions are reviewed by the chair of the Audit Committee, who has full delegated authority to approve, disapprove, ratify, amend, terminate or rescind any such transaction (if the aggregate amount involved in such transaction is $1,000,000 or less), or direct that such transaction be submitted to the Audit Committee for consideration. Any such transaction involving an aggregate amount exceeding $1,000,000 is submitted to the Audit Committee for consideration. In approving or disapproving related person transactions, the relevant facts and circumstances of the related person transaction are considered, including whether such transaction is in, or not inconsistent with, the best interest of Patterson-UTI and whether, in appropriate cases, such transaction is on commercial terms at least as favorable to Patterson-UTI as would otherwise be available to or from an unrelated third party or to Patterson-UTI’s employees generally. Related person transactions generally include transactions in an amount that exceeds $100,000 between Patterson-UTI or any of its subsidiaries and an executive officer, a director (or nominee to become director), an immediate family member of any of the foregoing or any entity in which any of the foregoing has a 10% or greater beneficial ownership interest or in which they are an executive officer, general partner, principal or engaged in a similar position. Certain related person transactions have been pre-approved under the terms of the policy, including, subject to certain exceptions and limitations, the sale to or purchase from Patterson-UTI of goods and services by entities related to directors in the ordinary course of business that are immaterial to Patterson-UTI and with respect to which the director has no direct economic interest or decision making authority, transactions with passive institutional stockholders that are in the ordinary course of both Patterson-UTI’s and such other company’s business and transactions with another publicly traded company where the related person’s interest arises solely from beneficial ownership of more than 5% of the common stock of Patterson-UTI and being a passive institutional stockholder of the other publicly traded company’s equity securities.
In connection with the acquisition by REMY Capital Partners III, L.P. (“REMY Capital”) of an ownership interest in UTI Energy Corp. in March 1995, REMY Capital succeeded to a registration rights agreement with UTI. As the successor-in-interest to UTI, Patterson-UTI assumed this registration rights agreement pursuant to which REMY Capital has the right to require Patterson-UTI to use its reasonable efforts to register shares held by REMY Capital under the Securities Act of 1933, as amended. In the event that such rights are exercised in connection with a primary offering proposed by Patterson-UTI (or a secondary offering with which Patterson-UTI agrees to participate), REMY Capital would bear its pro rata share of the costs of the offering, other than legal, accounting and printing costs, all of which Patterson-UTI would bear. In the event that REMY Capital elects to exercise such rights other than in connection with an offering in which Patterson-UTI participates, REMY Capital would bear all costs of the offering. These rights continue so long as REMY Capital continues to own the Common Stock that it acquired in March 1995. As of the date of this proxy statement, REMY Capital continues to hold 485,000 shares of such Common Stock.
Mr. Berns, Executive Vice President and Chief Commercial Officer of Patterson-UTI, is an executive of REMY Investors, which is the general partner of REMY Capital.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of March 31, 2025 (except as otherwise indicated), the ownership of Common Stock of (i) the Named Executive Officers, directors and Board nominees, individually, (ii) all directors, Board nominees and executive officers as a group and (iii) each person known by Patterson-UTI to be the beneficial owner of more than 5% of Common Stock. As of March 31, 2025, we had 385,978,013 shares of Common Stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Beneficial Owners of more than 5% of Patterson-UTI’s Common Stock:
BlackRock, Inc.	61,260,446	(1)	15.9%
The Vanguard Group	45,041,080	(2)	11.7%
Blackstone	28,720,953	(3)	7.4%
Directors and Named Executive Officers:
William Andrew Hendricks, Jr.	2,725,962	(4)	*
C. Andrew Smith	537,685	(5)	*
Kenneth N. Berns	1,246,586	(6)	*
James M. Holcomb	396,326	(7)	*
Seth D. Wexler	369,209	(8)	*
Leslie A. Beyer	33,934	(9)	*
Tiffany (TJ) Thom Cepak	133,284	(10)	*
Robert W. Drummond	2,027,895	(11)	*
Gary M. Halverson	146,785	(12)	*
Curtis W. Huff	390,281	(13)	*
Cesar Jaime	37,635	(14)	*
Janeen S. Judah	137,868	(15)	*
Amy H. Nelson	141,641	(16)	*
Julie J. Robertson	37,635	(17)	*
James C. Stewart	1,069,543	(18)	*
All current directors and executive officers as a group (15 persons)	9,432,269	(19)	2.4%
_______________
*indicates less than 1.0%
(1)Based solely on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on November 8, 2024 reporting ownership as of September 30, 2024. According to the report, BlackRock, Inc. has sole voting power with respect to 59,979,550 shares and sole dispositive power with respect to 61,260,446 shares. The address of the principal business office of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.
(2)Based solely on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024 reporting ownership as of December 29, 2023. According to the report, The Vanguard Group has shared voting power with respect to 278,306 shares, sole dispositive power with respect to 44,437,638 shares and shared dispositive power with respect to 603,442 shares. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)Based solely on a Schedule 13G/A filed by BEP Diamond Topco L.P., BEP Diamond Topco LLC, BEP Diamond Aggregator L.P., BCP VII/BEP II Holdings Manager L.L.C., Blackstone Energy Management Associates II L.L.C., Blackstone Management Associates VII L.L.C., BMA VII L.L.C., Blackstone EMA II L.L.C., Blackstone Holdings III L.P., Blackstone Holdings III GP L.P., Blackstone Holdings III GP Management L.L.C., Blackstone Inc., Blackstone Group Management L.L.C and Stephen A. Schwarzman ("Blackstone") with the SEC on February 9, 2024 reporting ownership as of December 31, 2023. According to the report, Blackstone has sole voting power with respect to 28,720,953 shares, sole dispositive power with respect to 26,618,180 shares and shared dispositive power with respect to 2,102,773 shares. The principal business address of Blackstone is 345 Park Avenue, New York, New York 10154.
(4)Includes shares underlying stock options held by Mr. Hendricks that are presently exercisable to purchase 572,400 shares. Includes 264,500 shares underlying restricted stock units that will vest within 60 days. Does not include 329,300 shares underlying restricted stock units that will not vest within 60 days.

(5)Includes 79,800 shares underlying restricted stock units held by Mr. Smith that will vest within 60 days. Does not include 89,667 shares underlying restricted stock units that will not vest within 60 days.
(6)Includes shares underlying stock options held by Mr. Berns that are presently exercisable to purchase 343,300 shares. Includes 72,300 shares underlying restricted stock units that will vest within 60 days. Does not include 78,034 shares underlying restricted stock units that will not vest within 60 days. The Common Stock beneficially owned by Mr. Berns includes 34,000 shares held in trust(s) for which he is the trustee. Does not include shares of Common Stock beneficially owned by REMY Investors. Mr. Berns disclaims beneficial ownership of such shares beneficially owned by REMY Investors.
(7)Includes 64,200 shares underlying restricted stock units held by Mr. Holcomb that will vest within 60 days. Does not include 81,534 shares underlying restricted stock units that will not vest within 60 days.
(8)Includes 62,533 shares underlying restricted stock units held by Mr. Wexler that will vest within 60 days. Does not include 73,467 shares underlying restricted stock units that will not vest within 60 days.
(9)Does not include 21,186 shares underlying unvested restricted stock units held by Ms. Beyer that will not vest within 60 days.
(10)Includes shares underlying presently exercisable stock options held by Ms. Cepak to purchase 10,000 shares. Does not include 21,186 shares underlying unvested restricted stock units that will not vest within 60 days.
(11)Does not include 21,186 shares underlying unvested restricted stock units held by Mr. Drummond that will not vest within 60 days. The Common Stock beneficially owned by Mr. Drummond includes 500,000 shares held in trust(s) for which he is a trustee.
(12)Does not include 21,186 shares underlying unvested restricted stock units held by Mr. Halverson that will not vest within 60 days.
(13)Includes shares underlying presently exercisable stock options held by Mr. Huff to purchase 10,000 shares. Does not include 29,661 shares underlying unvested restricted stock units that will not vest within 60 days.
(14)Does not include 21,186 shares underlying unvested restricted stock units held by Mr. Jaime that will not vest within 60 days.
(15)Does not include 21,186 shares underlying unvested restricted stock units held by Ms. Judah that will not vest within 60 days.
(16)Does not include 21,186 shares underlying unvested restricted stock units held by Ms. Nelson that will not vest within 60 days.
(17)Does not include 21,186 shares underlying unvested restricted stock units held by Ms. Robertson that will not vest within 60 days.
(18)Does not include 21,186 shares underlying unvested restricted stock units held by Mr. Stewart that will not vest within 60 days. The Common Stock beneficially owned by Mr. Stewart includes 1,005,254 shares held by a limited partnership over which he exercises ownership and control.
(19)Includes shares underlying stock options that are presently exercisable to purchase 935,700 shares of Common Stock. Includes 543,333 shares underlying restricted stock units held by certain directors and executive officers that will vest within 60 days. Does not include 872,337 shares underlying restricted stock units held by such individuals that will not vest within 60 days. Does not include shares of Common Stock beneficially owned by REMY Investors.
Except as stated herein, each stockholder has sole voting and investment power with respect to Common Stock included in the above table. There are no arrangements known to Patterson-UTI which may result in a change in control. The business address of each of our directors and officers is 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064.

Equity Compensation Plan Information
The following table presents equity compensation plan information as of December 31, 2024.

	Equity Compensation Plan Information
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted - Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	9,543,576	$22.26	17,520,596
Equity compensation plans not approved by security holders	—	$—	—
Total	9,543,576	$—	17,520,596
______________
(1)This plan category includes the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan, as amended (the "2021 Plan"), the NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan (the "NexTier Plan"), the NexTier Oilfield Solutions Inc. (Former C&J Energy) Management Incentive Plan (the "Former C&J Energy Plan"), and the Patterson-UTI Energy, Inc. Amended and Restated 2014 Long-Term Incentive Plan, as amended (the "2014 Plan"). The 2021 Plan provides for awards of incentive stock options, non-incentive stock options, tandem and freestanding stock appreciation rights, restricted stock awards, other stock unit awards, performance share awards, performance unit awards and dividend equivalents to key employees, officers and directors, which are subject to certain vesting and forfeiture provisions. All options are granted with an exercise price equal to or greater than the fair market value of the common stock at the time of grant. Amount in column (a) assumes target payout of all performance units outstanding. The vesting schedule and term are set by the Compensation Committee of the Board of Directors, except that the Board has the same power as the Compensation Committee with respect to awards to directors. Certain awards outstanding under the NexTier Plan and the Former C&J Energy Plan at the time of the NexTier merger were converted into, as applicable, options or time-vesting restricted stock units with respect to shares of Patterson-UTI common stock. Additionally, certain options remain exercisable under the 2014 Plan. All securities remaining available for future issuance under equity compensation plans approved by security holders in column (c) are available under the 2021 Plan. In addition to the 2021 Plan, this plan category also includes the NexTier Plan, the Former C&J Energy Plan, and the 2014 Plan. No future awards will be granted under the NexTier Plan, the Former C&J Energy Plan, or the 2014 Plan. All options were granted with an exercise price equal to the fair market value of the related common stock at the time of grant.
(2)This column reflects the weighted average exercise price of options granted under the NexTier Plan, the Former C&J Energy Plan, and the 2014 Plan that were outstanding on December 31, 2024. No options have been granted under the 2021 Plan. This column excludes outstanding restricted stock units and performance units, for which no consideration is paid for the vesting of such awards into common stock.

AUDIT COMMITTEE REPORT
The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Patterson-UTI filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent Patterson-UTI specifically incorporates this report by reference therein.
The Audit Committee members are Mses. Cepak (chair), Judah and Robertson, and Messrs. Halverson, Jaime and Stewart, each of whom is independent within the meaning of applicable rules under the Exchange Act and within the meaning of the Nasdaq listing standards. The Board has determined that Ms. Cepak is an “audit committee financial expert” within the meaning of applicable SEC rules.
The Audit Committee oversees management’s conduct of Patterson-UTI’s accounting and financial reporting process, including review of: (i) financial reports and other financial information provided by Patterson-UTI to the public and government/regulatory bodies, (ii) Patterson-UTI’s system of internal control over financial reporting, and (iii) the annual independent audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting.
The Audit Committee’s role is one of review, and it recognizes that Patterson-UTI’s management is responsible for preparing Patterson-UTI’s consolidated financial statements and the independent auditors are responsible for auditing those financial statements. In fulfilling its review and oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements included in Patterson-UTI’s Annual Report on Form 10-K for the year ended December 31, 2024, including a discussion of the quality, not just the acceptability, of the accounting principles used, the reasonableness of significant judgments made by management, and the clarity of disclosures provided in the financial statements. The Audit Committee also discussed with management the basis for their assertion that Patterson-UTI maintained effective internal control over financial reporting as of December 31, 2024.
The Audit Committee discussed with Patterson-UTI’s independent registered public accounting firm (PricewaterhouseCoopers LLP) the overall scope and plans for their integrated audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their integrated audit, their evaluation of Patterson-UTI’s internal control over financial reporting and the overall quality of Patterson-UTI’s financial reporting. The Audit Committee also reviewed with PricewaterhouseCoopers LLP their judgments as to the quality, not just the acceptability, of Patterson-UTI’s accounting principles and discussed such other matters as are required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board regarding their independence, and their communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.
Taking the foregoing into consideration, the undersigned Audit Committee members recommended to the Board of Directors that the Board approve the inclusion of Patterson-UTI’s audited financial statements and management’s report on internal control over financial reporting in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

Audit Committee of the Board of Directors:

Tiffany (TJ) Thom Cepak, Chair
Gary M. Halverson
Cesar Jaime
Janeen S. Judah
Julie J. Robertson
James C. Stewart

PricewaterhouseCoopers LLP Fees for Fiscal Years 2024 and 2023
For fiscal years 2024 and 2023, Patterson-UTI and its subsidiaries incurred fees for services provided by PricewaterhouseCoopers LLP.

Description	Fees Incurred for Fiscal Year 2024	Fees Incurred for Fiscal Year 2023
Audit fees	$3,777,000	$3,630,000
Audit-related fees	$—	$865,000
Tax fees	$274,000	$176,100
All other fees	$202,000	$5,400
Total	$4,253,000	$4,676,500
The Audit Committee appoints the independent registered public accounting firm. The Audit Committee or Ms. Cepak, as Chair of the Audit Committee, approves all other engagements of the independent registered public accounting firm in advance. In the event Ms. Cepak approves any such engagement, she discusses such approval with the Audit Committee at its next meeting.
“Audit fees” relate to audit services of PricewaterhouseCoopers LLP for fiscal 2024 and 2023 consisting of the integrated audit of Patterson-UTI’s consolidated financial statements and internal control over financial reporting, quarterly reviews of Patterson-UTI’s interim financial statements and the audits of certain subsidiaries. “Audit-related fees” for 2023 relate to professional services provided in connection with the NexTier merger, Ulterra acquisition, and $400 million senior notes offering. “Tax fees” included income tax compliance and consultation services. “All other fees” for 2024 relate to professional services regarding the review of controls in connection with the implementation of a human resources system, and annual subscription fees to software products. “All other fees” for 2023 relate to annual subscription fees to software products. The Audit Committee Charter includes procedures under which the Audit Committee or its delegate approves in advance all audit and non-audit services (subject to any de minimis exceptions permitted by law for non-audit services, which must, in any event, be approved annually by the Audit Committee prior to completion of the annual audit) provided by the Company's independent auditors. The Audit Committee or Ms. Cepak, as Chair of the Audit Committee, approved in advance all of the services described above.
The Audit Committee has discussed the non-audit services provided by PricewaterhouseCoopers LLP and the related fees and has considered whether those services and fees are compatible with maintaining auditor independence. The Audit Committee determined that such non-audit services were consistent with the independence of PricewaterhouseCoopers LLP.

OTHER MATTERS

Other Business
As of the date of this proxy statement, management of Patterson-UTI was not aware of any matter to be presented at the Meeting other than as set forth herein. If any other matters are properly brought before the Meeting, however, the shares represented by valid proxies will be voted with respect to such matters in accordance with the judgment of the persons voting them.

Stockholder Proposals for 2026 Annual Meeting
Proposals for Inclusion in the Proxy Statement. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in Patterson-UTI’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals to Patterson-UTI in a timely manner. In order to be included in Patterson-UTI’s proxy statement for the 2026 annual meeting of stockholders, proposals from stockholders must be received by Patterson-UTI no later than the close of business on December 11, 2025, and must otherwise comply with the requirements of Rule 14a-8.
Proposals or Director Nominations not Included in the Proxy Statement. Patterson-UTI’s bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations not included in Patterson-UTI’s proxy statement. For director nominations not included in Patterson-UTI’s proxy statement or stockholder proposals to be properly brought before the 2026 annual meeting by a stockholder, the stockholder must be a stockholder of record on the date of the giving of the notice provided for in Patterson-UTI’s bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and must give timely notice of such business in writing to the Secretary of Patterson-UTI. To be timely with respect to the 2026 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by the close of business at Patterson-UTI’s principal executive offices not earlier than the close of business on February 5, 2026 and not later than the close of business on March 7, 2026, assuming the date of the 2026 annual meeting is not changed by more than 30 days before or after the anniversary date of the 2025 annual meeting. A stockholder’s notice to the Secretary of Patterson-UTI shall contain certain information specified in Patterson-UTI’s bylaws regarding the stockholder and the proposed nominee or stockholder proposal. See Article I, Section 8 of Patterson-UTI’s bylaws. In addition to giving notice pursuant to the advance notice provisions of Patterson-UTI’s bylaws, a stockholder who intends to solicit proxies in support of nominees submitted under these advance notice provisions must also provide the notice required pursuant to Rule 14a-19, the SEC’s universal proxy rule, to the Secretary of the Company regarding such intent no later than April 6, 2026.
Proxy Access Procedures. Patterson-UTI’s bylaws permit a stockholder, or group of up to 20 stockholders, owning continuously for at least three years shares of Patterson-UTI stock representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of two or 20% of our Board, provided that the stockholder(s) and nominee(s) satisfy the requirements in Patterson-UTI’s bylaws. See Article I, Section 11 of Patterson-UTI’s bylaws. Written notice of proxy access director nominees must be received by the close of business at Patterson-UTI’s principal executive offices not earlier than December 11, 2025 and not later than January 10, 2026, assuming the date of the 2026 annual meeting is not changed by more than 30 days before or after the anniversary date of the 2025 annual meeting.

Delinquent Section 16(a) Reports
To our knowledge, based solely on a review of such reports that have been filed with the SEC and written representations that no other reports were required, we believe that during the year ended December 31, 2024, our officers, directors, and greater-than-10% shareholders timely filed all reports required by Section 16(a) of the Securities Exchange Act of 1934, except for one Form 4 for Matthew Gillard reporting four transactions relating to the exercise of RSUs and related tax withholdings.

Annual Report
A copy of Patterson-UTI’s annual report on Form 10-K accompanies this proxy statement only if you have requested that a copy of this proxy statement be mailed to you. The annual report on Form 10-K also is available electronically by following the instructions in the Notice. The annual report on Form 10-K is not incorporated into this proxy statement and is not considered proxy-soliciting material.
A copy of the annual report on Form 10-K, including the financial statements and financial statement schedules, but excluding exhibits, may be obtained by stockholders without charge by written request to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064 or by accessing it on Patterson-UTI’s website at www.patenergy.com in the investors section under the “Financial Information” link. Patterson-UTI will furnish the exhibits to Form 10-K upon request and upon receipt of a reproduction fee.

Delivery of Documents to Stockholders Sharing an Address
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. Unless different instructions were previously provided to Patterson-UTI, if two or more stockholders share a mailing address, such stockholders were deemed to have consented to receiving only one copy, and a single copy of this proxy statement and Patterson-UTI's annual report on Form 10-K (and/or a single copy of the Notice) has been sent to their address. If instructions for separate delivery have been received from any stockholder, Patterson-UTI will deliver promptly separate copies of the relevant disclosure materials. Similarly, if multiple copies of disclosure materials are being delivered to a single address, stockholders can request a single copy for future deliveries. Written requests should be submitted to the Secretary of Patterson-UTI at 10713 West Sam Houston Parkway North, Suite 800, Houston, Texas 77064. Requests may also be made by calling Investor Relations at (281) 765-7100.

PATTERSON-UTI

PATTERSON-UTI ENERGY, INC.
10713 W. SAM HOUSTON PARKWAY NORTH
SUITE 800
HOUSTON, TX 77064

SCAN TO
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V68384-P28887

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

PATTERSON-UTI ENERGY, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Leslie A. Beyer
02) Tiffany (TJ) Thom Cepak
03) Robert W. Drummond
04) Gary M. Halverson
05) William A. Hendricks, Jr.
06) Curtis W. Huff
07) Cesar Jaime
08) Janeen S. Judah
09) Amy H. Nelson
10) Julie J. Robertson
11) James C. Stewart

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: I also authorize the proxies to vote in their discretion with respect to such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2024 Form 10-K are available at www.proxyvote.com.

V68385-P28887

PATTERSON-UTI ENERGY, INC.
Annual Meeting of Stockholders
June 5, 2025 9:00 AM
This proxy is solicited by the Board of Directors

The undersigned stockholder of Patterson-UTI Energy, Inc. (the "Company") hereby appoints William Andrew Hendricks, Jr., C. Andrew Smith and Seth D. Wexler and each of them, proxies to the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, June 5, 2025, at 9:00 a.m., Central Time, at our Corporate Headquarters, located at 10713 W. Sam Houston Parkway North, Suite 125, Houston, Texas 77064, and at any and all adjournments or postponements thereof, with the same force and effect as if the undersigned were personally present.

The undersigned hereby instructs the above-named proxies to vote the shares represented by this proxy in the manner as directed for the undersigned on the reverse side of this proxy card. If the proxy is properly executed but no directions are provided, the proxies will vote "FOR ALL" of the nominees for director, "FOR" the ratification of the selection of PricewaterhouseCoopers LLP and "FOR" the approval, on an advisory basis, of Patterson-UTI's compensation of its named executive officers, as set forth on the reverse side, and in the discretion of the above-named proxies upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof (including, if applicable, on any matter which the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made or for the election of a person to the Board of Directors if any nominee named in Proposal 1 becomes unable to serve or for good cause will not serve).

Continued and to be marked, dated and signed on reverse side